SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of March 28, 2014 (the “Effective Date”) by and among SILICON VALLEY BANK, a California corporation (“Bank”), AVIAT NETWORKS, INC., a Delaware corporation (“Parent”), AVIAT U.S., INC., a Delaware corporation (“Opco,” together with Parent, the “US Borrowers” and each a “Borrower”), and AVIAT NETWORKS (S) PTE. LTD., a private company limited by shares formed under the laws of the Republic of Singapore (“Aviat Singapore” or “Singapore Borrower,” and together with the US Borrowers, the “Borrowers”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. This Agreement amends and restates in its entirety, but is not a novation of, that certain First Amended and Restated Loan and Security Agreement dated as of September 27, 2013 (as amended, the “Original Agreement”). The parties agree as follows:
1ACCOUNTING AND OTHER TERMS
Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.
2LOAN AND TERMS OF PAYMENT
2.1Promise to Pay. US Borrowers hereby unconditionally promise to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement. Singapore Borrower hereby unconditionally promises to pay Bank the outstanding principal amount of all Singapore Utilization and accrued and unpaid interest thereon as and when due in accordance with this Agreement.
2.2Revolving Advances.
(a)Availability. Subject to the terms and conditions of this Agreement, Bank shall make (i) Advances in Dollars to a US Borrower (“US Advances”) in an aggregate principal amount at any one time outstanding not exceeding the Availability Amount and (ii) Advances in Dollars to Singapore Borrower (“Singapore Advances”) in an aggregate principal amount at any one time outstanding not exceeding the lesser of (A) the Availability Amount or (B) the Singapore Sublimit. Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein. No Singapore Advances shall be drawn until satisfaction of the Singapore Conditions Precedent.
(b)Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.
2.3Letters of Credit.
(a)Bank shall issue or have issued Letters of Credit denominated in Dollars or a Foreign Currency for Borrower’s account. The aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) and any Letter of Credit Reserve may not exceed (i) the lesser of (A) the Revolving Line or (B) the Borrowing Base, minus (ii) the sum of all outstanding principal amounts of any Advances (including the aggregate Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit)) and any Letter of Credit Reserve. For the avoidance of doubt, the Existing Letters of Credit shall constitute Letters of Credit hereunder.
(b)If, on the Revolving Line Maturity Date (or the effective date of any termination of this Agreement), (i) there are any outstanding Letters of Credit, and (ii) the Bank does not extend or renew the Revolving Line, then on such date the applicable Borrower shall provide to Bank cash collateral in an amount equal to (x) if such Letters of Credit are denominated in Dollars, then at least one hundred five percent (105%); and (y) if such Letters of Credit are denominated in a Foreign Currency, then at least one hundred ten percent (110%), of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its reasonable business judgment), to secure all of the Obligations relating to such Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Each Borrower agrees to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request. Each Borrower further agrees to be bound by the regulations and interpretations of the issuer of any Letters of Credit guarantied by Bank and opened for such Borrower’s account or by Bank’s interpretations of any Letter of Credit issued by Bank for such Borrower’s account, and each Borrower understands and agrees that Bank shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following any Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto.
(c)The obligation of each Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application; provided that the Singapore Borrower’s reimbursement obligations shall be limited to drawings made under Letters of Credit issued by Bank for Singapore Borrower’s account.
(d)Any Borrower may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to such Borrower of the Dollar Equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges).
(e)To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) (or such other amount Bank deems appropriate in its sole discretion at the time of issuance and while any such applicable Letter of Credit remains outstanding and Bank shall provide Borrowers notice of such amount) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.
2.4Overadvances. If, at any time, (a) the Revolving Line Utilization exceeds the Revolving Line or (b) the Singapore Utilization exceeds the lesser of (i) the Revolving Line and (ii) the Singapore Sublimit, then Borrowers shall immediately repay to Bank Advances in cash at least in the amount of such excess (in each case such excess, the “Overadvance”). Without limiting Borrowers’ obligation to repay Bank any Overadvance, Borrowers agree to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate. Notwithstanding anything to the contrary in this Section 2.4, Singapore Borrower’s obligations to repay any Overadvance (and any accrued interest thereon) shall only be for any Advances related to the Singapore Utilization.
2.5Availability of Optional Currencies.

(a)Optional Currencies. Borrowers may request in the relevant Transaction Report and Notice of Borrowing under Section 3.5 that an Advance be denominated in the Optional Currency, in which event the Advance shall, subject to the following provisions, be denominated in such Optional Currency (each such Advance, an “Optional Currency Advance”). Borrower shall not be permitted to alter such request without the written consent of Bank. All other Advances shall be denominated in Dollars (each such other Advance, a “Dollar Advance”).
(b)Non-availability of Optional Currencies. If a Borrower requests an Optional Currency Advance, and (i) Bank notifies such Borrower that it does not agree to such request; or (ii) Bank is not satisfied that all necessary governmental and other approvals, authorizations and consents have been obtained; or (iii) Bank determines that it is not feasible for an Advance to be denominated in such Optional Currency, then unless Bank otherwise agrees, that Advance shall be a Dollar Advance.
(c)Currency of Repayment. Each Advance shall remain, and shall be paid or repaid (as the case may be) in the Currency in which it was made, but this shall not restrict the right of Bank to apply the proceeds of Collateral denominated in one Currency against Obligations denominated in another Currency, and to effect any necessary Currency conversion for such purpose pursuant to Section 12.3(b).
(d)Currency Margin. If at any time Bank certifies that an Advance or the aggregate of all outstanding Advances, as the case may be, together with all accrued but unpaid interest, exceeds (or, in the case of any Advance denominated in an Optional Currency, would exceed if converted into Dollars at Bank’s spot rate of exchange for the purchase of Dollars on that day) one hundred ten percent (110%) of the Availability Amount, Borrowers shall promptly prepay the Advance or Advances in whole or in part sufficient to reduce such amount (or aggregate amount), or its Dollar-equivalent converted as mentioned above, to one hundred percent (100%) of the Availability Amount, and if Borrowers fail to do so, Bank may, without prior notice, convert any Advance to Dollars at its spot rate of exchange. Notwithstanding anything to the contrary in this Section 2.5, Singapore Borrower’s obligations to prepay any Advance shall only be for any Advances related to the Singapore Utilization.
2.6Payment of Interest on the Credit Extensions.
(a)Interest; Payment.  Each Advance shall, at Borrower’s option, in accordance with the terms of this Agreement, be either in the form of a Prime Rate Advance or a LIBOR Advance. Each Advance shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a floating per annum rate equal to (i) for Prime Rate Advances, the Prime Rate plus the applicable Prime Rate Margin, and (ii) for LIBOR Advances, the LIBOR Rate plus the applicable LIBOR Rate Margin. On and after the expiration of any Interest Period applicable to any LIBOR Advance outstanding on the date of occurrence of an Event of Default or acceleration of the Obligations, the amount of such LIBOR Advance shall, during the continuance of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Prime Rate plus two percent (2.00%). Pursuant to the terms hereof, interest on each Advance shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of any Advance pursuant to this Agreement for the portion of any Advance so prepaid and upon payment (including prepayment) in full thereof. All accrued but unpaid interest on the Advances shall be due and payable on the Revolving Line Maturity Date.
(b)Prime Rate Advances. Each change in the interest rate of the Prime Rate Advances based on changes in the Prime Rate shall be effective on the effective date of such change and to the extent of such change.
(c)LIBOR Advances. The interest rate applicable to each LIBOR Advance shall be determined in accordance with Section 3.5(a) hereunder. Subject to Sections 3.6 and 3.7, such rate shall apply during the entire Interest Period applicable to such LIBOR Advance, and interest calculated thereon shall be payable on the Interest Payment Date applicable to such LIBOR Advance.
(d)Computation of Interest. Any interest hereunder will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days in the case of any Credit Extension outstanding in any Currency other than Pounds Sterling, and a year of 365 days in respect of any Credit Extension outstanding in Pounds Sterling. In computing interest on any Credit Extension, the date of the making of such Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.
(e)Default Rate. Except as otherwise provided in Section 2.6(a), upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is two percentage points (2.0%) above the rate that would otherwise be applicable thereto (the “Default Rate”). Payment or acceptance of the increased interest provided in this Section 2.6(e) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.
2.7Fees. Borrower shall pay to Bank:
(a)Commitment Fee. A fully earned, non refundable commitment fee of Twenty-Five Thousand Dollars ($25,000) on the Effective Date;
(b)Letter of Credit Fee. Bank’s customary fees and expenses for the issuance or renewal of Letters of Credit , including, without limitation, a letter of credit fee of one percent (1.00%) per annum of the Dollar Equivalent of the face amount of each Letter of Credit issued, upon the issuance of such Letter of Credit, each anniversary of the issuance during the term of such Letter of Credit, and upon the renewal of such Letter of Credit by Bank;
(c)Unused Revolving Line Facility Fee. A fee (the “Unused Revolving Line Facility Fee”), payable quarterly, in arrears, on a calendar year basis, in an amount equal to such applicable percentage of the average quarterly unused portion of the Revolving Line as set forth below based on Borrowers’ consolidated financial statements as of the most recent fiscal quarter end:

Level	Borrowers’ Adjusted Quick Ratio	Unused Revolving Line Facility Fee
I	Greater than or equal to 1.10:1.00	.500% per annum
II	Less than 1.10:1.00	.750% per annum
For purposes of calculating the Unused Revolving Line Facility Fee, the unused portion of the Revolving Line shall equal the Revolving Line minus the Revolving Line Utilization; and
(d)Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due (or, if no stated due date, upon demand by Bank).
(e)Fees Fully Earned. Unless otherwise provided in this Agreement or in a separate writing by Bank, no Borrower shall be entitled to any credit, rebate, or repayment of any fees earned by Bank pursuant to this Agreement notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder. Bank may deduct amounts owing by any Borrower under the clauses of this Section 2.7 pursuant to the terms of Section 2.8(c). Bank shall provide Borrower written notice of deductions made from the Designated Deposit Account pursuant to the terms of the clauses of this Section 2.7.
2.8Payments; Application of Payments; Debit of Accounts.
(a)All payments to be made by Borrowers under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific time on the date when due. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.
(b)Bank has the exclusive right to determine the order and manner in which all payments with respect to the Obligations may be applied; provided, however, that that Bank shall apply the funds of Singapore Borrower to the Singapore Obligations, exclusively. Borrowers shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrowers to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement. Notwithstanding Bank’s exclusive right to determine the order and manner in which all payments are applied, pursuant to this Section 2.8(b), Bank intends to apply such payments as follows: (i) all principal and interest payments received by Bank, and all proceeds of Collateral received by Bank, shall be applied (A) first to reduce the balance of principal and interest of the Revolving Line outstanding, and (B) in the case of payments received from Singapore Borrower, first to reduce the balance of principal and interest of the Singapore Obligations; provided that so long as no Event of Default has occurred and is continuing, any Borrower may specify that any payment made by such Borrower to Bank shall be for the payment of specific Obligations then due and payable under any provision of this Agreement or any other Loan Document. For the avoidance of doubt, in no event shall Bank apply any payments received by Singapore Borrower to, nor shall any payment by Singapore Borrower be construed to be for, any Obligation owing by any US Borrower.
(c)Bank may debit any Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts such Borrower owes Bank when due. Notwithstanding anything herein, Bank shall only debit the deposit accounts of Singapore Borrower for amounts owing under the Singapore Obligations. These debits shall not constitute a set-off.
2.9Withholding. Payments received by Bank from Borrowers under this Agreement will be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority (including any interest, additions to tax or penalties applicable thereto). Specifically, however, if at any time any Governmental Authority, applicable law, regulation or international agreement requires any Borrower to make any withholding or deduction from any such payment or other sum payable hereunder to Bank, such Borrower hereby covenants and agrees that the amount due from such Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction, Bank receives a net sum equal to the sum which it would have received had no withholding or deduction been required, and such Borrower shall pay the full amount withheld or deducted to the relevant Governmental Authority. Each Borrower will, upon request, furnish Bank with proof reasonably satisfactory to Bank indicating that such Borrower has made such withholding payment; provided, however, that no Borrower need make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by such Borrower. The agreements and obligations of each Borrower contained in this Section 2.9 shall survive the termination of this Agreement.

3CONDITIONS OF LOANS
3.1Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:
(a)duly executed original signatures to the Loan Documents;
(b)duly executed original signatures to the Perfection Certificates for each Borrower;
(c)each US Borrower’s Operating Documents and a good standing certificate of each US Borrower certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the Effective Date;
(d)duly executed original signatures to the completed Borrowing Resolutions for each Borrower;
(e)Singapore Borrower’s Operating Documents;
(f)certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements constitute Permitted Liens;
(g)evidence satisfactory to Bank that the insurance policies required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses in favor of Bank; and
(h)payment of the fees and Bank Expenses then due as specified in Section 2.7 hereof.
3.2Conditions Precedent to all Credit Extensions. Bank’s obligation to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:
(a)except as otherwise provided in Section 3.5(a), timely receipt of an executed Transaction Report;
(b)the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Transaction Report and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrowers’ representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and
(c)Bank determines to its satisfaction that there has not been a Material Adverse Change.
3.3[Reserved].
3.4Covenant to Deliver.

Borrowers agree to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrowers expressly agree that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrowers’ obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.
3.5Procedures for Borrowing.
(a)Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, each Advance shall be made upon Administrative Borrower’s or Singapore Borrower’s irrevocable written notice delivered to Bank by electronic mail in the form of a Notice of Borrowing executed by an Authorized Signer or without instructions if any Advance is necessary to meet Obligations which have become due. Such Notice of Borrowing must be received by Bank prior to 12:00 p.m. Pacific time, (i) at least three (3) Business Days prior to the requested Funding Date, in the case of any LIBOR Advance, and (ii) on the requested Funding Date, in the case of a Prime Rate Advance, specifying: (1) the amount of the Advance; (2) the Currency in which such Advance shall be denominated; (3) the requested Funding Date; (4) whether the Advance is to be comprised of LIBOR Advances or Prime Rate Advances; and (5) the duration of the Interest Period applicable to any such LIBOR Advances included in such notice; provided that each borrowing made hereunder, whether a LIBOR Advance or a Prime Rate Advance, shall be a minimum of One Million Dollars ($1,000,000) and integral multiples of One Million Dollars ($1,000,000) thereof; provided, further that if the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Advance comprised of LIBOR Advances, such Interest Period shall be one (1) month. In addition to such Notice of Borrowing, either Administrative Borrower or Singapore Borrower, as applicable, must promptly deliver to Bank by electronic mail a completed Transaction Report executed by an Authorized Signer of such Borrower together with such other reports and information, including without limitation, sales journals, cash receipts journals, accounts receivable aging reports, as Bank may request in its reasonable discretion.
(b)On the Funding Date, Bank shall credit proceeds of an Advance to the Designated Deposit Account denominated in the same Currency as the Currency requested with respect to the Advance and, subsequently, shall transfer such proceeds by wire transfer to such other account as the applicable Borrower may instruct in the Notice of Borrowing. Except for protective payments pursuant to Section 9.3, no Advances shall be deemed made to any Borrower, and no interest shall accrue on any such Advance, until the related funds have been deposited in the applicable Designated Deposit Account.
3.6Conversion and Continuation Elections.
(a)So long as (i) no Event of Default exists; (ii) Borrowers shall not have sent any notice of termination of this Agreement; and (iii) Borrowers shall have complied with such customary procedures as Bank has established from time to time for Borrower’s requests for LIBOR Advances, either Administrative Borrower or Singapore Borrower, as applicable, may, upon irrevocable written notice to Bank:
(1)    elect to convert on any Business Day, Prime Rate Advances into LIBOR Advances;
(2)    elect to continue on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date; or
(3)    elect to convert on any Interest Payment Date any LIBOR Advances maturing on such Interest Payment Date into Prime Rate Advances.

(b)Either Administrative Borrower or Singapore Borrower, as applicable, shall deliver a Notice of Conversion/Continuation by electronic mail to be received by Bank prior to 12:00 p.m. Pacific time (i) at least three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Advances are to be converted into or continued as LIBOR Advances; and (ii) on the Conversion Date, if any Advances are to be converted into Prime Rate Advances, in each case specifying the:
(1)    proposed Conversion Date or Continuation Date;
(2)    aggregate amount of the Advances to be converted or continued;
(3)    nature of the proposed conversion or continuation; and
(4)    if the resulting Advance is to be a LIBOR Advance, the duration of the requested Interest Period.
(c)If upon the expiration of any Interest Period applicable to any LIBOR Advances, the applicable Borrower shall have timely failed to select a new Interest Period to be applicable to such LIBOR Advances or request to convert a LIBOR Advance into a Prime Rate Advance, Borrower shall be deemed to have elected (i) for any such Dollar Advances, to convert such LIBOR Advances into Prime Rate Advances, and (ii) for any such Optional Currency Advances, to, at Bank’s option, (A) renew such Optional Currency Advance as a one (1) month LIBOR Advance or (B) repay such Optional Currency Advance.
(d)Any LIBOR Advances shall, at Bank’s option, convert into Prime Rate Advances in the event that (i) an Event of Default exists, or (ii) the aggregate principal amount of the Prime Rate Advances which have been previously converted to LIBOR Advances, or the aggregate principal amount of existing LIBOR Advances continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceeds the lesser of the Revolving Line or the Borrowing Base. Borrowers agree to pay Bank, upon demand by Bank (or Bank may, at its option, debit the Designated Deposit Account or any other account Borrowers maintain with Bank) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost, or expense incurred by Bank, as a result of the conversion of LIBOR Advances to Prime Rate Advances pursuant to this Section 3.6(d); provided that any payments made by Singapore Borrower pursuant to this Section 3.6(d) shall only be for any loss, cost or expense incurred by Bank related to the Singapore Utilization.
(e)Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Advances, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Advances.
3.7Special Provisions Governing LIBOR Advances. Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Advances as to the matters covered:
(a)Determination of Applicable Interest Rate. As soon as practicable on each Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Advances for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrowers.
(b)Inability to Determine Applicable Interest Rate. In the event that Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Advance, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Advance on the basis provided for in the definition of LIBOR, Bank shall on such date give notice (by facsimile or by telephone confirmed in writing) to the applicable Borrower of such determination, whereupon (i) no Advances may be made as, or converted to, LIBOR Advances until such time as Bank notifies the applicable Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by the applicable Borrowers with respect to LIBOR Advances in respect of which such determination was made shall be deemed to be rescinded by such Borrower.
(c)Compensation for Breakage or Non-Commencement of Interest Periods. If (i) for any reason, other than a default by Bank or any failure of Bank to fund LIBOR Advances due to impracticability or illegality under Sections 3.8(c) and 3.8(d) of this Agreement, a borrowing or a conversion to or continuation of any LIBOR Advance does not occur on a date specified in a Notice of Borrowing or a Notice of Conversion/Continuation, as the case may be, or (ii) any complete or partial principal payment or reduction of a LIBOR Advance, or any conversion of any LIBOR Advance, occurs on a date prior to the last day of an Interest Period applicable to that LIBOR Advance, including due to voluntary or mandatory prepayment or acceleration, then, in each case, the applicable Borrower shall compensate Bank, upon written request by Bank, for all losses and expenses incurred by Bank in an amount equal to the excess, if any, of:
(A)    the amount of interest that would have accrued on the amount (1) not borrowed, converted or continued as provided in clause (i) above, or (2) paid, reduced or converted as provided in clause (ii) above, for the period from (y) the date of such failure to borrow, convert or continue as provided in clause (i) above, or the date of such payment, reduction or conversion as provided in clause (ii) above, as the case may be, to (z) in the case of a failure to borrow, convert or continue as provided in clause (i) above, the last day of the Interest Period that would have commenced on the date of such borrowing, conversion or continuing but for such failure, and in the case of a payment, reduction or conversion prior to the last day of an Interest Period applicable to a LIBOR Advance as provided in clause (ii) above, the last day of such Interest Period, in each case at the applicable rate of interest or other return for such LIBOR Advance(s) provided for herein (excluding, however, the LIBOR Rate Margin included therein, if any), over
(B)    the interest which would have accrued to Bank on the applicable amount provided in clause (A) above through the purchase of a Euro deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate on the date of such failure to borrow, convert or continue as provided in clause (i) above, or the date of such payment, reduction or conversion as provided in clause (ii) above, as the case may be, for a period equal to the remaining period of such applicable Interest Period provided in clause (A) above.
Bank’s request shall set forth the manner and method of computing such compensation and such determination as to such compensation shall be conclusive absent manifest error. Notwithstanding anything herein to the contrary, any payments made by Singapore Borrower pursuant to this Section 3.7(c) shall be limited to amounts specified in subclauses (A) and (B) above incurred by Bank related to the Singapore Utilization.
(d)Assumptions Concerning Funding of LIBOR Advances. Calculation of all amounts payable to Bank under this Section 3.7 and under Section 3.8 shall be made as though Bank had actually funded each relevant LIBOR Advance through the purchase of a Euro deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund each of its LIBOR Advances in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.7 and under Section 3.8.
(e)LIBOR Advances After Default. After the occurrence and during the continuance of an Event of Default, (i) Borrowers may not elect to have an Advance be made or continued as, or converted to, a LIBOR Advance after the expiration of any Interest Period then in effect for such Advance and (ii) subject to the provisions of Section 3.7(c), any Notice of Conversion/Continuation given by a Borrower with respect to a requested conversion/continuation that has not yet occurred shall, at Bank’s option, be deemed to be rescinded by such Borrower and be deemed a request to convert or continue Advances referred to therein as Prime Rate Advances.
3.8Additional Requirements/Provisions Regarding LIBOR Advances.
(a)Borrowers shall pay Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any LIBOR Advances relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:
(i)    changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any LIBOR Advances (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office);
(ii)    imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank (including any LIBOR Advances or any deposits referred to in the definition of LIBOR); or
(iii)    imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities);
provided that any payments made by Singapore Borrower pursuant to this Section 3.8(a) shall only be for any Additional Costs incurred by Bank related to the Singapore Utilization.
Bank will notify Borrowers of any event occurring after the Effective Date which will entitle Bank to compensation pursuant to this Section 3.8(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrowers with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 3.8(a). Determinations and allocations by Bank for purposes of this Section 3.8(a) of the effect of any Regulatory Change on its costs of maintaining its obligations to make LIBOR Advances, of making or maintaining LIBOR Advances, or on amounts receivable by it in respect of LIBOR Advances, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.
(b)If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Bank Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or the applicable Bank Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within five (5) days after demand by Bank, Borrowers shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section 3.8(b) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.
Notwithstanding anything to the contrary in this Section 3.8, Borrowers shall not be required to compensate Bank pursuant to this Section 3.8(b) for any amounts incurred more than nine (9) months prior to the date that Bank notifies Borrowers of Bank’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of Borrowers arising pursuant to this Section 3.8(b) shall survive the Revolving Line Maturity Date, the termination of this Agreement and the repayment of all Obligations; provided, however, that any payments made by Singapore Borrower pursuant to this Section 3.8(b) shall only be for any amount demanded by Bank related to the Singapore Utilization.
(c)If, at any time, Bank, in its sole and absolute discretion, determines that (i) the amount of LIBOR Advances for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) LIBOR does not accurately reflect the cost to Bank of lending the LIBOR Advances, then Bank shall promptly give notice thereof to Borrowers. Upon the giving of such notice, Bank’s obligation to make the LIBOR Advances shall terminate; provided, however, LIBOR Advances shall not terminate if Bank and Borrowers agree in writing to a different interest rate applicable to LIBOR Advances.
(d)If it shall become unlawful for Bank to continue to fund or maintain any LIBOR Advances, or to perform its obligations hereunder, upon demand by Bank, Borrowers shall prepay the LIBOR Advances in full with accrued interest thereon and all other amounts payable by Borrowers hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 3.7(c)(ii)); provided that any payments made by Singapore Borrower pursuant to this Section 3.8(d) shall only be for any demand by Bank related to the Singapore Utilization. Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a LIBOR Advance then being requested by Borrowers pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrowers shall have the option, subject to the provisions of Section 3.7(c)(ii), to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or Notice of Conversion/Continuation to obtain a Prime Rate Advance or to have outstanding Advances converted into or continued as Prime Rate Advances by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above.
4CREATION OF SECURITY INTEREST
4.1Grant of Security Interest.
(a)US Borrowers. Each US Borrower hereby grants Bank, to secure the prompt payment and performance in full of all of the Obligations of Borrowers, a continuing security interest in, and pledges to Bank, the US Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Notwithstanding the foregoing, at all times, the Collateral shall include all proceeds of all Intellectual Property of each US Borrower (whether acquired upon the sale, lease, license, exchange or other disposition of such Intellectual Property) and all other rights arising out of such Intellectual Property.

(b)Singapore Borrower. Singapore Borrower hereby grants Bank, to secure the prompt payment and performance in full of all of the Singapore Obligations, a continuing security interest in, and pledges to Bank, the Singapore Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Notwithstanding the foregoing, at all times the Singapore Collateral shall include all proceeds of all Intellectual Property of Singapore Borrower (whether acquired upon the sale, lease, license, exchange or other disposition of such Intellectual Property) and all other rights arising out of such Intellectual Property.
(c)Bank Services Agreements. Each Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, each Borrower agrees that any amounts Borrowers owe Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of each Borrower and Bank to have (i) all such Obligations secured by the first priority perfected security interest in the US Collateral and (ii) all such Singapore Obligations also secured by the Singapore Collateral granted herein (in each case, subject only to Permitted Liens that are permitted pursuant to the Agreement to have superior priority to Bank’s Lien in this Agreement). If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are paid in cash in full, and at such time, Bank shall, at Borrowers’ sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrowers; provided that upon payment in full in cash of the Singapore Obligations and at such time as Bank’s obligation to make Credit Extensions to Singapore Borrower has terminated, Bank shall, at Borrowers’ sole cost and expense, release its Liens in the Singapore Collateral and all rights therein shall revert to Singapore Borrower. In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrowers providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any.
(d)Each Borrower ratifies and reaffirms its obligations under the Loan Documents executed and delivered in connection with the Original Agreement, and agrees that none of the amendments or modifications to the Original Agreement as set forth in this Agreement impair such Borrower’s obligations or Bank’s rights under any of the Loan Documents to which it is a party.
4.2Priority of Security Interest. Each Borrower represents, warrants, and covenants that, except in the case of deposit accounts not requiring a Control Agreement pursuant to Section 6.8, the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that are permitted pursuant to the terms of this Agreement to have superior priority to Bank’s Lien under this Agreement and subject to completion of the following, at Bank’s sole discretion: (a) in the case of all Collateral in which a security interest may be perfected by filing a financing statement under the Code, upon completion of such filings, (b) with respect to any Collateral Account, Bank having control (as defined in the Code) of such Collateral Account, (c) in the case of Collateral covered by a certificate of title, the security interest of Bank is indicated on such certificate of title if required by applicable law, (d) in the case of the Singapore Collateral, the security interest of Bank is perfected pursuant to applicable law, and (e) in the case of all other Collateral, as required by the Code or applicable law). If any Borrower shall acquire a commercial tort claim, such Borrower shall promptly notify Bank in a writing signed by such Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.
4.3Authorization to File Financing Statements. Each Borrower hereby authorizes Bank to file financing statements and register the particulars of the security interest created in respect of the Singapore Collateral with any regulatory authority, without notice to any Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral not otherwise permitted under Section 7.1, by any Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.
5REPRESENTATIONS AND WARRANTIES
Each Borrower represents and warrants as follows:
5.1Due Organization, Authorization; Power and Authority. Each Borrower is duly existing and in good standing in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change in such Borrower’s business. In connection with this Agreement, Borrowers have delivered to Bank completed certificates signed by each Borrower entitled “Perfection Certificate.” Each Borrower represents and warrants to Bank that (a) such Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) such Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth such Borrower’s organizational identification number or accurately states that such Borrower has none; (d) the Perfection Certificate accurately sets forth such Borrower’s place of business, or, if more than one, its chief executive office as well as such Borrower’s mailing address (if different than its chief executive office); (e) such Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to such Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that such Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If any Borrower is not now a Registered Organization but later becomes one, such Borrower shall promptly notify Bank of such occurrence and provide Bank with such Borrower’s organizational identification number.
The execution, delivery and performance by each Borrower of the Loan Documents to which it is a party have been duly authorized, and do not, in any material respect, (i) conflict with any of such Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect) or (v) conflict with, contravene, constitute an event of default or breach under, or would result in or permit the termination or acceleration of, any material agreement by which such Borrower is bound. Each Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change in such Borrower’s business.
5.2Collateral. Each Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. No Borrower has any Collateral Accounts at or with any bank or financial institution other than Bank or Bank’s Affiliates except for the Collateral Accounts described in the Perfection Certificates delivered to Bank in connection herewith and which the applicable Borrower has taken such actions as are necessary to give Bank a perfected security interest therein, pursuant to the terms of Section 6.8(b). The Accounts are bona fide, existing obligations of the Account Debtors.
The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.
Except for obsolete goods or excess material related to Inventory that will not be marketed for sale, all Inventory is in all material respects of good and marketable quality, free from material defects.
Each Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to such Borrower. Each Patent which it owns or purports to own and which is material to such Borrower’s business is valid and enforceable, and no part of the Intellectual Property which such Borrower owns or purports to own and which is material to such Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of each Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to cause a Material Adverse Change in any Borrower’s business.
5.3Accounts Receivable; Inventory.
(a)For each Account with respect to which Advances are requested, on the date each Advance is requested and made, such Account shall be an Eligible Account.
(b)All statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing the Eligible Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrowers’ Books are genuine and in all respects what they purport to be. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations. No Borrower has any knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Transaction Report. To the best of each Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.
(c)For any item of Inventory, such Inventory is maintained in the manner as described by each Borrower in the Perfection Certificates (or at any location permitted under Section 7.2).
5.4Litigation. Other than as set forth in the Perfection Certificates, there are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against any Borrower or any of its Subsidiaries, that, if determined adversely, could reasonably be expected to cause a Material Adverse Change.
5.5Financial Statements; Financial Condition. All consolidated financial statements for Borrowers and any of their Subsidiaries delivered to Bank fairly present in all material respects Borrowers’ consolidated financial condition and Borrowers’ consolidated results of operations. There has not been any material deterioration in Borrowers’ consolidated financial condition since the date of the most recent financial statements submitted to Bank.
5.6Solvency. The fair salable value of Borrowers’ consolidated assets (including goodwill minus disposition costs) exceeds the fair value of Borrowers’ liabilities; no Borrower is left with unreasonably small capital after the transactions in this Agreement; and each Borrower is able to pay its debts (including trade debts) as they mature.
5.7Regulatory Compliance. No Borrower is an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. No Borrower is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Each Borrower (a) has complied with all Requirements of Law, and (b) has not violated any Requirements of Law the violation of which could reasonably be expected to cause a Material Adverse Change. None of any Borrower’s or any of its Subsidiaries’ properties or assets has been used by such Borrower or any Subsidiary or, to the best of such Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance, other than in accordance with any Requirements of Law. Each Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted.
5.8Subsidiaries; Investments. No Borrower owns any stock, partnership, or other ownership interest or other equity securities except for Permitted Investments.
5.9Tax Returns and Payments; Pension Contributions. Each Borrower has timely filed all income tax and other material required tax returns and reports, and each Borrower has timely paid all income tax and other material foreign, federal, state and local taxes, assessments, deposits and contributions owed by such Borrower except (a) to the extent such taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.
To the extent any Borrower defers payment of any contested taxes, such Borrower shall (i) notify Bank in writing of the commencement of, and any material development in, the proceedings, and (ii) post bonds or take any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien.” Except as disclosed in the Perfection Certificates, no Borrower is aware of any claims or adjustments proposed for any of such Borrower’s prior tax years which could result in additional taxes becoming due and payable by such Borrower. Each Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and no Borrower has withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of such Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
5.10Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and to fund its general business requirements and not for personal, family, household or agricultural purposes.
5.11Patriot Act. To the extent applicable, each Borrower is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
5.12Full Disclosure. No written representation, warranty or other statement of Borrowers in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrowers in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
5.13    Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to any Borrower’s knowledge or awareness, to the “best of” any Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of any Responsible Officer.
6AFFIRMATIVE COVENANTS
Each Borrower shall, and shall cause its Subsidiaries to, do all of the following:
6.1Government Compliance.
(a)Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a Material Adverse Change. Each Borrower shall comply, and have each Subsidiary comply, in all material respects, with all laws, ordinances and regulations to which it is subject.
(b)Obtain all of the Governmental Approvals necessary for the performance by such Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property, except to the extent that failure to obtain such Governmental Approvals could not, in the aggregate, reasonably be expected to cause a Material Adverse Change. Upon request by Bank, each Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.
6.2Financial Statements, Reports, Certificates. Provide Bank with the following:
(a)a Transaction Report (and any schedules related thereto) (i) with each request for an Advance, (ii) no later than Friday of each week when a Streamline Period is not in effect, and (iii) within twenty (20) days after the end of each month when a Streamline Period is in effect; provided, however, that during the six-month (6-month) period following the Effective Date such Transaction Reports (and any schedules related thereto) may be delivered up to thirty (30) days after the end of each month when a Streamline Period is in effect;
(b)as soon as available, and within five (5) days of filing with the SEC, but no later than forty-five (45) days after the last day of each of the first three quarters of Parent’s fiscal year, company prepared consolidated financial statements for such quarter prepared under GAAP (or IFRS, if applicable), consistently applied, certified by a Responsible Officer and in a form acceptable to Bank;
(c)as soon as available, and within five (5) days of filing with the SEC, but no later than ninety (90) days after the last day of Parent’s fiscal year, audited consolidated financial statements prepared under GAAP (or IFRS, if applicable), consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion;
(d)(i) monthly, or weekly, as applicable, Domestic accounts receivable agings, aged by invoice date, (ii) monthly, or weekly, as applicable, accounts payable agings, aged by invoice date, and outstanding or held check registers, if any, and (iii) monthly, or weekly, as applicable, reconciliations of accounts receivable agings (aged by invoice date), transaction reports, Deferred Revenue report, unbilled accounts report (collectively, the “Borrowing Base Reports”), (A) no later than Friday of each week when a Streamline Period is not in effect, and (B) within thirty (30) days after the end of each month when a Streamline Period is in effect;
(e)within thirty (30) days after the last day of each month, and together with the Borrowing Base Reports, a duly completed Borrowing Base Certificate signed by a Responsible Officer;
(f)within thirty (30) days after the last day of each month, a cash holdings report;
(g)as soon as available, but no later than thirty (30) days after the last day of each month, together with a company prepared consolidated balance sheet covering Borrowers’ and each of their Subsidiary’s operations for such month in a form acceptable to Bank (the “Monthly Financial Statements”), a duly completed Compliance Certificate signed by a Responsible Officer, (i) certifying as of the end of such month (A) calculations showing compliance with the financial covenant set forth in Section 6.9(a) and (B) that Borrowers were in full compliance with all of the terms and conditions of this Agreement; provided that, with respect to the financial covenants set forth in this Agreement, Borrowers shall only be required to certify compliance with the financial covenant set forth in Section 6.9(a), and (ii) setting forth and such other information as Bank may reasonably request;
(h)within thirty (30) days after the last day of each fiscal quarter, a duly completed Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such fiscal quarter, Borrowers were in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank may reasonably request, including, without limitation, a statement that at the end of such fiscal quarter there were no held checks;
(i)(A) within forty-five (45) days prior to the end of each fiscal year of Parent, annual operating budgets for the upcoming fiscal year of Parent (including income statements, balance sheets, cash flow statements and other annual financial projections, by fiscal quarter), together with any related business forecasts used in the preparation of such annual operating budgets; and (B) on or before September 15 of each fiscal year of Parent, annual operating budgets for such fiscal year of Parent (including income statements, balance sheets, cash flow statements and other annual financial projections, by fiscal quarter), together with any related business forecasts used in the preparation of such annual operating budgets, as approved in writing by Parent’s board of directors;”
(j)prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, One Million Dollars ($1,000,000) or more; and
(k)other financial information reasonably requested by Bank.
Documents required to be delivered pursuant to the terms hereof (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto, on Borrowers’ website on the Internet at Borrowers’ website address.

6.3Accounts Receivable.
(a)Schedules and Documents Relating to Accounts. Borrowers shall deliver to Bank Transaction Reports and schedules of collections, as provided in Section 6.2, on Bank’s standard forms; provided, however, that Borrowers’ failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrowers’ Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein. If requested by Bank, Borrowers shall furnish Bank with copies (or, at Bank’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, Borrowers shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary indorsements, and copies of all credit memos.
(b)Disputes. Borrowers shall promptly notify Bank of all material disputes or claims relating to Accounts. Borrowers may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrowers do so in good faith, in a commercially reasonable manner, in the ordinary course of business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the lesser of the Revolving Line or the Borrowing Base.
(c)Collection of Accounts. Each Borrower shall have the right to collect all Accounts, unless and until an Event of Default has occurred and is continuing. Each Borrower shall direct its respective Account Debtors to deliver or transmit all proceeds of Accounts into a lockbox account, or via electronic deposit capture into a “blocked account” as specified by Bank (either such account, the “Cash Collateral Account”), pursuant to a blocked account agreement in form and substance satisfactory to Bank. Each Borrower shall establish such Cash Collateral Account and enter into such blocked account agreement within 90 days after the Effective Date. Whether or not an Event of Default has occurred and is continuing, each Borrower shall immediately deliver all payments on and proceeds of Accounts to the applicable Cash Collateral Account (i) to be applied to immediately reduce the Obligations when a Streamline Period is not effect, or (ii) to be transferred on a daily basis to such Borrower’s operating account with Bank when a Streamline Period is in effect.
(d)Returns. Provided no Event of Default has occurred and is continuing, if any Account Debtor returns any Inventory to Borrowers, Borrowers shall promptly (i) determine the reason for such return, (ii) issue a credit memorandum to the Account Debtor in the appropriate amount, and (iii) provide a copy of such credit memorandum to Bank, upon request from Bank. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrowers shall hold the returned Inventory in trust for Bank, and immediately notify Bank of the return of the Inventory.
(e)Verification. Bank may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrowers or Bank or such other name as Bank may choose, and notify any Account Debtor of Bank’s security interest in such Account. Bank shall use commercially reasonable efforts to notify Borrowers of any exercise of its rights set forth in this Section 6.3(e). For the avoidance of doubt, any failure by Bank to so notify Borrowers of any exercise of its rights set forth in this Section 6.3(e) shall not constitute a breach of the provisions of this Section 6.3(e).
(f)No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an

Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrowers’ obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.
6.4Remittance of Proceeds. Except as otherwise provided in Section 6.3(c), deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by Borrowers not later than the following Business Day after receipt by Borrowers, to be applied to the Obligations (a) prior to an Event of Default, pursuant to the terms of Section 2.8(b) hereof, and (b) after the occurrence and during the continuance of an Event of Default, pursuant to the terms of Section 9.4 hereof; provided that, if no Event of Default has occurred and is continuing, Borrowers shall not be obligated to remit to Bank the proceeds of the sale of worn out or obsolete Equipment and non-core Intellectual Property disposed of by Borrowers in good faith in an arm’s length transaction for an aggregate purchase price of One Hundred and Fifty Thousand Dollars ($150,000) or less (for all such transactions in any fiscal year). Each Borrower agrees that it will not commingle proceeds of Collateral with any of Borrower’s other funds or property that are not Collateral, but will hold such proceeds separate and apart from such other funds and property and in an express trust for Bank. Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.
6.5Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all income tax and other material required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all income tax and other material foreign, federal, state and local taxes, assessments, deposits and contributions owed by each Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.
6.6Access to Collateral; Books and Records. At reasonable times, on one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to inspect the Collateral and the right to audit and copy Borrowers’ Books. The foregoing inspections and audits shall be conducted at Borrower’s expense and no more often than once every twelve (12) months unless an Event of Default has occurred and is continuing in which case such inspections and audits shall occur as often as Bank shall determine is necessary. The charge therefor shall be Eight Hundred and Fifty Dollars ($850) per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event any Borrower and Bank schedule an audit more than ten (10) days in advance, and such Borrower cancels or seeks to reschedules the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies) such Borrower shall pay Bank a fee of One Thousand Dollars ($1,000) plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.7Insurance.
i.Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with financially sound and reputable insurance companies that are not Affiliates of any Borrower, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as a lender loss payee. All liability policies shall show, or have endorsements showing, Bank as an additional insured. Bank shall be named as lender loss payee and/or additional insured with respect to any such insurance providing coverage in respect of any Collateral.
ii.Ensure that proceeds payable under any property policy are, at Bank’s option, payable to Bank on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Two Hundred and Fifty Thousand Dollars ($250,000) with respect to any loss, but not exceeding Five Hundred Thousand Dollars ($500,000) in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest (subject to Permitted Liens that are permitted pursuant to this Agreement to have priority to Bank’s Lien in this Agreement), and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations.
iii.At Bank’s request, Borrowers shall deliver certified copies of insurance policies and evidence of all premium payments. Each provider of any such insurance required under this Section 6.7 shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to Bank, that it will give Bank thirty (30) days prior written notice before any such policy or policies shall be materially altered or canceled. If Borrowers fail to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Bank deems prudent.
6.8Operating Accounts.
i.Maintain all of its primary and its Subsidiaries’ primary Domestic operating and other deposit accounts with Bank or Bank’s Affiliates.
ii.Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any Domestic bank or financial institution other than Bank or Bank’s Affiliates. For each Domestic Collateral Account that Borrowers at any time maintain, Borrowers shall cause the applicable bank or financial institution (other than Bank) at or with which any Domestic Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Domestic Collateral Account to perfect Bank’s Lien in such Domestic Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrowers’ employees and identified to Bank by Borrowers as such.

6.9Financial Covenants.
Maintain as of the last day of each fiscal quarter, unless otherwise noted, on a consolidated basis with respect to Parent and its Subsidiaries:
(a)Adjusted Quick Ratio. An Adjusted Quick Ratio of at least 1.05 to 1.00, as of the last day of each month.
(b)EBITDA. Maintain, measured as of the end of each fiscal quarter during the following periods, EBITDA of at least the following:

Period	Minimum EBITDA
Fiscal quarter ending March 28, 2014	($17,000,000)
Fiscal quarter ending June 27, 2014*	($27,000,000)
Fiscal quarter ending September 26, 2014*	($12,000,000)
Fiscal quarter ending December 26, 2014*	($8,000,000)
Fiscal quarter ending March 27, 2015*	($3,000,000)
Fiscal quarter ending June 26, 2015*	$1.00
For the fiscal quarter ending September 25, 2015 and each fiscal quarter thereafter* *measured on a trailing two fiscal quarter basis	TBD
6.10Protection of Intellectual Property Rights.
(a)Protect, defend and maintain the validity and enforceability of its material Intellectual Property; (ii) promptly advise Bank in writing of material infringements or any other event that could reasonably be expected to materially and adversely affect the value of its Intellectual Property; and (iii) not allow any Intellectual Property material to any Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.
(b)Provide written notice to Bank within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public).
6.11Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, each Borrower and its officers, employees and agents and Borrowers’ books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.
6.12Formation or Acquisition of Subsidiaries. Notwithstanding and without limiting the negative covenants contained in Sections 7.3 and 7.7 hereof, at the time that any Borrower or any Guarantor forms any direct or indirect Material Subsidiary or acquires any direct or indirect Material Subsidiary after the Effective Date, such Borrower and such Guarantor shall (a) cause such new Material Subsidiary to provide to Bank a joinder to the this Agreement, or a Guaranty, as applicable, to cause such Material Subsidiary to become a co-borrower hereunder, or Guarantor, as applicable, together with such appropriate financing statements and/or Control Agreements, all in form and substance satisfactory to Bank (including being sufficient to grant Bank a first priority Lien (subject to Permitted Liens that are permitted pursuant to this Agreement to have priority to Bank’s Lien in this Agreement) in and to the assets of such newly formed or acquired Material Subsidiary), (b) provide to Bank appropriate certificates and powers and financing statements, pledging all of the direct or beneficial ownership interest in such new Material Subsidiary, in form and substance satisfactory to Bank, and (c) provide to Bank all other documentation, in form and substance satisfactory to Bank, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 6.12 shall be a Loan Document.
6.13Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement. Deliver to Bank, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material adverse effect on any of the Governmental Approvals or otherwise on the operations of each Borrower or any of its Subsidiaries. Promptly deliver to Bank, any revised Aviat Investment Policy.
7NEGATIVE COVENANTS
No Borrower shall, nor shall any Borrower permit any of its Subsidiaries to, do any of the following without Bank’s prior written consent:
7.1Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) in the ordinary course of business for reasonably equivalent consideration; (b) to any Borrower or any of its Subsidiaries from any other Borrower or any of its Subsidiaries, (c) of property to the extent such property is exchanged for credit against, or proceeds are promptly applied to, the purchase price of other property used or useful in the business of Borrowers or their Subsidiaries (d) sales or discounting of delinquent accounts in the ordinary course of business, (e) of worn-out or obsolete Equipment that is, in the reasonable judgment of such Borrower, no longer economically practicable to maintain or useful in the ordinary course of business of Borrower; (f) consisting of discounting of customer letters of credit on a non-recourse basis, (g) Transfers in connection with an acquisition permitted hereunder of a portion of a Person’s assets or rights acquired for reasonably equivalent consideration that otherwise complies with Section 7.3, (h) consisting of Permitted Liens and Permitted Investments; ; (i) of any non-core Intellectual Property for fair market value that (i) is not material to the business of the Borrowers and their Subsidiaries as currently operated and (ii) will not result in a material adverse effect; provided that Borrower shall provide Bank at least thirty (30) days prior written notice (or such other notice acceptable to Bank, in its sole discretion) of any such transfer; (j) of non-exclusive licenses for the use of the property of any Borrower or its Subsidiaries in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States and (k) by any Borrower and its Subsidiaries not otherwise permitted under this Section 7.1; provided that (i) at the time of such Transfer, no Event of Default has occurred or is continuing or would result from such Transfer and (ii) the aggregate book value of all property Transferred in reliance on this clause (k) during the period beginning on the Effective Date and ending on the Revolving Line Maturity Date shall not exceed One Million Dollars ($1,000,000).

7.2Changes in Business, Management, Control, or Business Locations. (a) Engage in or permit any of its Subsidiaries to engage in any material lines of business other than the businesses currently engaged in by such Borrower and such Subsidiary, as applicable, or reasonably related, complementary or incidental thereto or reasonable extensions thereof; (b) liquidate or dissolve; or (c) permit or suffer any Change in Control.
Borrower shall not, without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than an aggregate amount of Five Hundred Thousand Dollars ($500,000) in Borrowers’ assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Five Hundred Thousand Dollars ($500,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrowers intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Five Hundred Thousand Dollars ($500,000) to a Domestic bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the Domestic location to which Borrowers intends to deliver the Collateral, then Borrowers will first receive the written consent of Bank and shall use commercially reasonable efforts to cause such bailee to execute and deliver a bailee agreement in form and substance reasonably satisfactory to Bank.
7.3Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (including, without limitation, by the formation of any Subsidiary), except where no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement:
(a)any Subsidiary may merge or consolidate with (i) any Borrower; provided that such Borrower is the surviving entity, and (ii) one or more other Subsidiaries;
(b)any Borrower or any Subsidiary may acquire, all or substantially all of the capital stock or property of another Subsidiary;
(c)Permitted Acquisitions; or
(d)such merger, consolidation or acquisition is a Transfer otherwise permitted pursuant to Section 7.1.
7.4Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
7.5Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein (subject to Liens that are permitted to have superior priority to Bank’s Lien under this Agreement), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting any Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of the Collateral or any of such Borrower’s or any Subsidiary’s Intellectual Property, except (i) as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein and (ii) agreements including such restrictive covenants, provided that such covenants do not prohibit or restrict any

Borrower or Subsidiary from granting Bank a first priority security interest in any of the Collateral or any of such Borrower’s or any Subsidiary’s Intellectual Property, and provided further that the counter-parties to such covenants are not permitted to receive a security interest in, or any other right to, any of the Collateral or any of such Borrower’s or any Subsidiary’s Intellectual Property.
7.6Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8(b) hereof.
7.7Distributions; Investments. Except as permitted under Section 7.3, (a) pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock other than Permitted Distributions; or (b) directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so.
7.8Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Borrower, except for transactions that are in the ordinary course of such Borrower’s business, upon fair and reasonable terms (when viewed in the context of any series of transactions of which it may be a part, if applicable) and that are (a) no less favorable to such Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person; or (b) among any Borrower and its Subsidiaries and among Borrowers’ Subsidiaries so long as no Event of Default exists or could result therefrom.
7.9Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt unless such Subordinated Debt remains subordinated in right of payment to this Agreement and any Liens securing such Subordinated Debt remain subordinate in priority to Bank’s Lien hereunder to the same extent as originally contemplated by Bank.
7.10Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on any Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of any Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
8EVENTS OF DEFAULT
Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:
8.1Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension when due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall not apply to payments due on the Revolving Line Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);
8.2Covenant Default.
(a)Any Borrower fails or neglects to perform any obligation in Sections 6.2, 6.5, 6.7, 6.8, 6.9, 6.10(b) or violates any covenant in Section 7; or
(b)Any Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any other Loan Document, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) Business Days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) Business Day period or cannot after diligent attempts by Borrowers be cured within such ten (10) Business Day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;
8.3Material Adverse Change. A Material Adverse Change occurs;
8.4Attachment; Levy; Restraint on Business.
(a)(i) The service of process seeking to attach, by trustee or similar process, any funds of any Borrower or of any entity under the control of any Borrower (including a Subsidiary) on deposit or otherwise maintained with Bank or any Bank Affiliate, or (ii) a notice of lien or levy is filed against any of Borrowers’ assets by any Governmental Authority, and the same under subclauses (i) and (ii) hereof are not, within thirty (30) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any thirty (30) day cure period; or
(b)(i) any material portion of any Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents such Borrower from conducting all or any material part of its business;
8.5Insolvency. (a) Any Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) any Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against any Borrower or any of its Subsidiaries and is not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);
8.6Other Agreements. There is, under any material agreement to which any Borrower or any Guarantor is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of One Million Dollars ($1,000,000); or (b) any breach or default by any Borrower or Guarantor, the result of which could have a material adverse effect on such Borrower’s or any Guarantor’s business;
8.7Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least Five Million Dollars

($5,000,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against any Borrower by any Governmental Authority, and the same are not, within thirty (30) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);
8.8Misrepresentations. Any Borrower or any Person acting for such Borrower makes any representation, warranty, or other statement now or later in this Agreement, any other Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any other Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;
8.9Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement;
8.10Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8 occurs with respect to any Guarantor, (d) the liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor; or
8.11Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal described in clauses (a) and (b) above, has, or could reasonably be expected to have, a Material Adverse Change.
8.12Declared Company. Any Borrower is declared to be a company to which Part IX of the Singapore Companies Act applies.
9BANK’S RIGHTS AND REMEDIES
9.1Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, without notice or demand, do any or all of the following:
i.declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);
ii.stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;
iii.(i) demand that US Borrowers (A) deposit cash with Bank in an amount equal to (x) 105% (or such other amount Bank deems appropriate in its sole discretion and Bank shall provide Borrowers notice of such amount) of the face amount for all Letters of Credit denominated in Dollars and remaining undrawn and (y) 110% (or such other amount Bank deems appropriate in its sole discretion and Bank shall provide Borrowers notice of such amount) of the Dollar Equivalent of the face amount of all Letters of Credit denominated in a Foreign Currency and remaining undrawn, in each case, plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and US Borrowers shall forthwith deposit and pay such amounts, and (B) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit; and (ii) demand that Singapore Borrower (A) deposit cash with Bank in an amount equal to (x) 105% (or such other amount Bank deems appropriate in its sole discretion and Bank shall provide Borrowers notice of such amount) of the face amount for all Letters of Credit issued on behalf of Singapore Borrower, denominated in Dollars and remaining undrawn and (y) 110% (or such other amount Bank deems appropriate in its sole discretion and Bank shall provide Borrowers notice of such amount) of the Dollar Equivalent of the face amount of all Letters of Credit issued on behalf of Singapore Borrower, denominated in a Foreign Currency and remaining undrawn, in each case, plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of Singapore Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Singapore Borrower shall forthwith deposit and pay such amounts, and (B) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any of Singapore Borrower’s Letters of Credit;
iv.terminate any FX Contracts;
v.verify the amount of, demand payment of and performance under, and collect any Accounts and General Intangibles, settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, and notify any Person owing the applicable Borrower money of Bank’s security interest in such funds;
vi.make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrowers shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrowers grant Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;
vii.(i) apply to the Singapore Obligations (A) any balances and deposits any Borrower holds, or (B) any amount held by Bank owing to or for the credit or the account of any Borrower, and (ii) apply to the Obligations other than the Singapore Obligations (A) any balances and deposits any US Borrower holds, or (B) any amount held by Bank owing to or for the credit or the account of any US Borrower;
viii.ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrowers’ labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrowers’ rights under all licenses and all franchise agreements inure to Bank’s benefit;

ix.place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
x.demand and receive possession of Borrowers’ Books; and
xi.exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
9.2Power of Attorney. Each Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse such Borrower’s name on any checks or other forms of payment or security; (b) sign such Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under such Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Each Borrower hereby appoints Bank as its lawful attorney-in-fact to sign such Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as such Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.
9.3Protective Payments. If any Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which such Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrowers with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.
9.4Application of Payments and Proceeds. If an Event of Default has occurred and is continuing, Bank shall have the right to apply in any order any funds in its possession, whether from any Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations; provided that Bank shall not apply any funds of Singapore Borrower to any Obligation of a US Borrower. Bank shall pay any surplus to the applicable Borrower by credit to the Designated Deposit Account or to other Persons legally entitled thereto; Borrowers shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly, enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.
9.5Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrowers bear all risk of loss, damage or destruction of the Collateral.
9.6No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrowers of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election and shall not preclude Bank from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.
9.7Demand Waiver. Each Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which each Borrower is liable.
9.8Agent for the US Borrowers. Each US Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all the US Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Bank shall have received prior written notice signed by each US Borrower that such appointment has been revoked and that another US Borrower has been appointed Administrative Borrower. Each US Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Bank with all notices with respect to Credit Extensions obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (b) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Credit Extensions and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. To induce Bank to do so, and in consideration thereof, each US Borrower hereby jointly and severally agrees to indemnify Bank and hold Bank harmless against any and all liability, expense, loss or claim of damage or injury, made against Bank by any US Borrower or by any third party whosoever, arising from or incurred by reason of Bank’s relying on any instructions of the Administrative Borrower.
9.9Borrower Liability. Each Borrower hereunder shall be jointly and severally obligated to repay all Singapore Advances made hereunder, regardless of which Borrower actually receives said Advance, as if each Borrower hereunder directly received all Singapore Advances. Each US Borrower hereunder shall be jointly and severally obligated to repay all Advances made hereunder, regardless of which Borrower actually receives said Advance, as if each US Borrower hereunder directly received all Advances. Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, including, without limitation, the benefit of California Civil Code Section 2815 permitting revocation as to future transactions and the benefit of California Civil Code Sections 1432, 2809, 2810, 2819, 2839, 2845, 2847, 2848, 2849, 2850, and 2899 and 3433, and (b) any right to require Bank to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Bank may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating such Borrower to the rights of Bank under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by such Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by such Borrower with respect to the Obligations in connection with this Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 9.9 shall be null and void. If any payment is made to a Borrower in contravention of this Section 9.9, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, in no event shall Singapore Borrower be deemed to be a guarantor of, surety in respect of, or otherwise, directly or indirectly, liable for the payment of any Obligations of the US Borrowers.
10NOTICES
All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrowers may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.
If to any Borrower:    Aviat Networks, Inc.
5200 Great America Parkway
Santa Clara, CA 95054
Attn: Kevin Holwell
Fax: (408) 567-7128
Email:  Kevin.holwell@aviatnet.com
If to Bank:        Silicon Valley Bank
555 Mission Street, Suite 900
San Francisco, CA 94104
Attn: Alina Zinchik
Fax: (415) 764-3115
Email:  azinchik@svb.com
with a copy to:        Sidley Austin LLP
1001 Page Mill Road, Building 1
Palo Alto, CA 94304
Attn: Pamela J. Martinson
Fax: (650) 565-7044
11CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE
California law governs the Loan Documents without regard to principles of conflicts of law. Each Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Each Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to such Borrower at the address set forth in, or subsequently provided by Borrowers in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrowers’ actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND BANK WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure § 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure Sections 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure Section 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.
This Section 11 shall survive the termination of this Agreement.
12GENERAL PROVISIONS

12.1Termination Prior to Revolving Line Maturity Date; Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than (i) inchoate indemnification obligations, (ii) other obligations which, by their terms, are to survive the termination of this Agreement, and (iii) any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1) have been satisfied. So long as Borrowers has satisfied the Obligations (other than inchoate indemnity obligations, and any other obligations which, by their terms, are to survive the termination of this Agreement, and any Obligations under Bank Services Agreements that are cash collateralized in accordance with Section 4.1 of this Agreement), this Agreement may be terminated prior to the Revolving Line Maturity Date by Borrowers, effective three (3) Business Days after written notice of termination is given to Bank. Those obligations that are expressly specified in this Agreement as surviving this Agreement’s termination shall continue to survive notwithstanding this Agreement’s termination.
12.2Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrowers may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrowers, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents; provided, however, that Bank, acting solely for this purpose as a non-fiduciary agent of Borrowers, shall maintain a copy of each assignment, transfer or participation document and a register or similar list (the “Register”) for the recordation of the names and addresses of the assignees, transferees or participants and the principal amounts (and stated interest) of the Credit Extension owing to the assignees, transferees or participants pursuant to the terms hereof from time to time. The entries in the Register shall be conclusive, in the absence of manifest error and Borrowers and Bank shall treat each Person whose name is recorded in the Register as the lender of such Credit Extension or the owner of such participation for all purposes of this Agreement. The Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice.
12.3Indemnification.
(a)General Indemnification. Each Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (i) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (ii) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.
(b)Judgment Currency; Currency Indemnification. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Bank could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of Borrowers with respect to any such sum due from it to Bank hereunder or under any other Loan Document shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Bank of any sum adjudged to be so due in the Judgment Currency, Bank may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to Bank from Borrower in the Agreement Currency, Borrowers agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Bank against such loss; provided that any obligation of Singapore Borrower pursuant to this Section 12.3(b) shall only be for any loss incurred by Bank related to the Singapore Utilization. If the amount of the Agreement Currency so purchased is greater than the sum originally due to Bank in such currency, Bank agrees to return the amount of any excess to the applicable Borrower (or to any other Person who may be entitled thereto under applicable law).
This Section 12.3 shall survive until all statutes of limitation with respect to the Claims, losses, and expenses for which indemnity is given shall have run.
12.4Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
12.5Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
12.6Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties.
12.7Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.
12.8Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.
12.9Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, that Bank shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain (other than as a result of its disclosure by Bank in violation of this Agreement)

after disclosure to Bank; or (ii) disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.
Bank Entities may use confidential information for the development of databases, reporting purposes, and market analysis so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrowers.  The provisions of the immediately preceding sentence shall survive the termination of this Agreement.
12.10Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrowers and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.
12.11Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.
12.12Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
12.13Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.
12.14Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.
12.15Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.
13DEFINITIONS
13.1Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following capitalized terms have the following meanings:
“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrowers.
“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Additional Costs” is defined in Section 3.8(a).
“Adjusted Quick Ratio” is a ratio of (i) Quick Assets to (ii) Current Liabilities (less the current portion of Deferred Revenue) plus, without duplication, Consolidated Funded Indebtedness.
“Administrative Borrower” is defined in Section 9.8.
“Advance” or “Advances” is an advance (or advances) under the Revolving Line in the form of one (or more) US Advance(s) or Singapore Advance(s).
“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
“Agreement” is defined in the preamble hereof.
“Agreement Currency” is defined in Section 12.3(b).
“Authorized Signer” is, in relation to any Borrower, any individual listed in such Borrower’s Borrowing Resolution who is authorized to execute the Loan Documents, including any Notice of Borrowing or other Advance request, on behalf of Borrower.
“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the Dollar Equivalent of the outstanding principal balance of all Advances, minus (c) the Dollar Equivalent amount of all outstanding Existing Letters of Credit and Letters of Credit (including drawn but unreimbursed Letters of Credit, but excluding any expired Letters of Credit) plus an amount equal to the Letter of Credit Reserve.
“Aviat Investment Policy” is that certain Investment Policy dated January 19, 2009, as revised on March 4, 2010, and approved by Parent’s Board of Directors, as such policy is revised from time to time and approved by Parent’s Board of Directors and delivered to Bank.
“Bank” is defined in the preamble hereof.
“Bank Entities” is defined in Section 12.9.
“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to any Borrower or any Guarantor.
“Bank Parent” is defined in Section 3.8(b).
“Bank Services”  are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Borrower” and “Borrowers” are defined in the preamble hereof.
“Borrowers’ Books” are all Borrowers’ books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
“Borrowing Base” is (a) 65% of Eligible Accounts, as determined by Bank from Borrower’s most recent Borrowing Base Certificate plus (b) 50% of all Domestic unbilled accounts (in the case of clause (b) above, up to a maximum of amount of (i) Seven Million Dollars ($7,000,000) when a Streamline Period is in effect and (ii) Three Million and Five Hundred Thousand Dollars ($3,500,000) when a Streamline Period is not in effect); provided, however, that Bank may decrease the foregoing amount and percentage in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.
“Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit H.
“Borrowing Base Reports” are defined in Section 6.2.
“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate in the form attached hereto as Exhibit E (except for Singapore Borrower, in the form attached hereto as Exhibit F) executed by its Secretary on behalf of such Person. At a minimum, such certificate must include a certification that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), are provided and (d) Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.
“Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.
“Cash Equivalents” are (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue.
“Change in Control” is any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrowers, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Parent, representing twenty-five percent (25%) or more of the combined voting power of Parent’s then outstanding securities; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Parent (together with any new directors whose election by the Board of Directors of such Borrower was approved by a vote of not less than two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; (c) Opco ceases to be wholly-owned by Parent; provided that Opco and Parent will be permitted to merge so long as Parent or Opco is the surviving entity of such merger; or (d) Singapore Borrower ceases to be wholly-owned by either Opco or Parent.
“Claims” is defined in Section 12.3.
“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is the Singapore Collateral and the US Collateral.
“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.
“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.
“Commodity Exchange Act” is the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.
“Consolidated Funded Indebtedness” is, as of any date of determination, for Parent and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including borrowings hereunder, but excluding undrawn Letters of Credit) and all debt obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct, non-contingent obligations arising under drawn letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) attributable Indebtedness in respect of capital leases and synthetic lease obligations, and (f) all Indebtedness of the types referred to in clauses (a) through (e) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which any Borrower or any Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to such Borrower or such Subsidiary; provided that the amount of Indebtedness included under this clause (f) shall be restricted to the amount of Indebtedness attributable to such Borrower or such Subsidiary as a general partner or joint venturer; in each case minus any cash collateral posted for any of the foregoing.
“Consolidated Interest Charges” is for any period, for Parent and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of Parent and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Parent and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Net Income” is, for any period, for Parent and its Subsidiaries on a consolidated basis, the net income of Parent and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.
“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co‑made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations under any Swap Agreement or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
“Continuation Date” is any date on which the Administrative Borrower and/or the Singapore Borrower elects to continue a LIBOR Advance into another Interest Period.
“Control Agreement” is any control agreement in form and substance satisfactory to Bank entered into among the depository institution at which any Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which any Borrower maintains a Securities Account or a Commodity Account, such Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
“Conversion Date” is any date on which the Administrative Borrower and/or the Singapore Borrower elects to convert a Prime Rate Advance to a LIBOR Advance or a LIBOR Advance to a Prime Rate Advance.
“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.
“Credit Extension” is any Advance, any Overadvance, Letter of Credit, FX Contract, amount utilized for cash management services, or any other extension of credit by Bank for any Borrower’s benefit.
“Currency” is coined money and such other banknotes or other paper money as are authorized by law and circulate as a medium of exchange.
“Current Assets” are amounts that under GAAP should be included on that date as current assets on Parent’s consolidated balance sheet.
“Current Liabilities” are all obligations and liabilities of Borrowers to Bank, plus, without duplication, the aggregate amount of Borrowers’ Total Liabilities that mature within one (1) year.
“Default Rate” is defined in Section 2.6(e).
“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.
“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is, with respect to US Borrowers, account number xxxxxxx009 and, with respect to Singapore Borrower, account number xxxxxxx390, in each case maintained with Bank.
“Dollars,” “dollars” or use of the sign “$” are only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.
“Dollar Advance” is defined in Section 2.5(a).
“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.
“Domestic” is within the United States or any state or territory thereof or the District of Columbia.
“Domestic Subsidiary” is (a) a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia and (b) a Subsidiary that is treated as a disregarded entity under Treasury Regulations Section 301.7701-3 of a Subsidiary described in clause (a).
“EBITDA” is, for any period, for Parent and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such periods plus (a) the following to the extent deducted in calculating such Consolidated Net Income; (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable by Parent and its Subsidiaries for such period, (iii) depreciation and amortization expense, (iv) to the extent agreed by Bank in its sole discretion in writing, restructuring charges incurred in connection with impairment of real estate, (v) non-cash stock-based compensation expense, (vi) non-cash charges for customer inventory due to downward revaluation, (vii) non-cash charges related to discontinued operations occurring prior to the Effective Date, and (viii) other non-recurring expenses of Parent and its Subsidiaries reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and minus (b) the following to the extent included in calculating such Consolidated Net Income; (i) federal, state, local and foreign income tax credits of Parent and its Subsidiaries for such period and (ii) all non-cash items increasing Consolidated Net Income for such period.
“Effective Date” is defined in the preamble hereof.
“Eligible Accounts” are Accounts that arise in the ordinary course of any Borrower’s business that meet all such Borrowers representations and warranties in Section 5.3. Bank reserves the right at any time after the Effective Date to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment. Unless Bank otherwise agrees in writing, Eligible Accounts shall not include:
(a)Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;
(b)Accounts that the Account Debtor has not paid within (i) ninety (90) days from the invoice date or (ii) solely in the case of Accounts of Singapore Borrower, if so approved by Bank in its sole discretion, one hundred and twenty (120) days from the invoice date, in each case, regardless of invoice payment period terms;
(c)Accounts with credit balances over ninety (90) days from invoice date;

(d)Accounts owing from an Account Debtor if fifty percent (50%) or more of the Accounts owing from such Account Debtor have not been paid within (i) ninety (90) days from the invoice date or (ii) solely in the case of Accounts of Singapore Borrower, if so approved by Bank in its sole discretion, one hundred and twenty (120) days from the invoice date, in each case, regardless of invoice payment period terms;
(e)Accounts billed from and/or payable to Borrower outside of the United States unless Bank has a first priority, perfected security interest or other enforceable Lien in such Accounts under all applicable laws, including foreign laws (sometimes called foreign invoiced accounts);
(f)Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);
(g)Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;
(h)Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;
(i)Accounts owing from an Account Debtor where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);
(j)Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);
(k)Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;
(l)Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless (i) Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank wherein the Account Debtor acknowledges that (B) it has title to and has ownership of the goods wherever located, (A) a bona fide sale of the goods has occurred, and (C) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts) or (ii) such Accounts are owing from MTN Group Limited for goods held in facilities operated by any Borrower pursuant to certain agreements between Borrowers and MTN Group Limited;
(m)Accounts for which the Account Debtor has not been invoiced;
(n)Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;
(o)Accounts for which Borrower has permitted Account Debtor’s payment to extend beyond 90 days;
(p)Accounts arising from chargebacks, debit memos or other payment deductions taken by an Account Debtor;

(q)Accounts arising from product returns and/or exchanges (sometimes called “warranty” or “RMA” accounts);
(r)Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;
(s)Accounts owing from an Account Debtor, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, for the amounts that exceed that percentage, unless Bank approves in writing; and
(t)Accounts for which Bank in its good faith business judgment determines collection to be doubtful, including, without limitation, accounts represented by “refreshed” or “recycled” invoices.
“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.
“Euros,” “euros” and “€” are the official currency of the European Union, as adopted by the European Council at its meeting in Madrid, Spain on December 15 and 16, 1995.
“Event of Default” is defined in Section 8.
“Exchange Act” is the Securities Exchange Act of 1934, as amended.
“Excluded Swap Obligation” is, with respect to any Borrower or Guarantor, any obligation to pay or perform under any Swap Agreement, if and to the extent that all or a portion of the Guarantee of such Borrower or Guarantor of, or the grant by such Borrower or Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Grantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Borrower or Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation or such Guaranty. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
“Existing Letters of Credit” are the following of outstanding letters of credit:

Issue Dt	Expiry Dt	Currency	USD Amount	Foreign Amount	Ref. No.
4/8/2011	5/8/2014	EUR	$27,554.00	$20,000.00	SVBSP000660
1/30/2012	5/30/2014	USD	$7,347.70	$7,347.70	SVBSF007287
6/7/2011	6/7/2014	AUD	$12,818.77	$14,175.00	SVBSP000673
10/24/2013	6/17/2014	USD	$40,000.00	$40,000.00	SVBSP000862
3/22/2013	6/19/2014	INR	$14,709.49	$900,000.00	SVBSP000814
5/21/2013	6/19/2014	USD	$16,367.00	$16,367.00	SVBSP000825
6/18/2013	6/24/2014	MYR	$30,133.19	$100,000.00	SVBSF008301
6/12/2012	7/5/2014	USD	$363,318.66	$363,318.66	SVBSP000750
11/12/2010	12/30/2014	USD	$89,832.14	$89,832.14	SVBSP000623
5/13/2011	12/31/2014	USD	$278,337.87	$278,337.87	SVBSP000668
3/25/2011	1/30/2015	INR	$3,570.96	$218,489.00	SVBSF006731
5/30/2012	1/30/2015	USD	$21,030.00	$21,030.00	SVBSP000736
5/30/2012	1/30/2015	USD	$72,880.52	$72,880.52	SVBSP000737
9/18/2012	1/31/2015	USD	$22,207.00	$22,207.00	SVBSP000777
4/15/2009	2/1/2015	USD	$135,000.00	$135,000.00	SVBSF005793
7/14/2008	2/28/2015	USD	$76,488.00	$76,488.00	SVBSF005382
7/14/2008	2/28/2015	USD	$90,839.00	$90,839.00	SVBSF005384
7/14/2008	2/28/2015	USD	$152,418.00	$152,418.00	SVBSF005388
7/14/2008	2/28/2015	USD	$167,962.00	$167,962.00	SVBSF005386
7/14/2008	2/28/2015	USD	$168,781.00	$168,781.00	SVBSF005380
7/14/2008	2/28/2015	USD	$356,481.00	$356,481.00	SVBSF005383
7/14/2008	2/28/2015	USD	$363,476.00	$363,476.00	SVBSF005381
7/14/2008	2/28/2015	USD	$441,859.00	$441,859.00	SVBSF005387
7/14/2008	2/28/2015	USD	$555,348.00	$555,348.00	SVBSF005385
7/14/2008	2/28/2015	USD	$635,344.00	$635,344.00	SVBSF005379
11/29/2013	6/30/2015	USD	$13,661.60	$13,661.60	SVBSP000868
11/13/2013	1/14/2016	EUR	$39,446.31	$28,632.00	SVBSP000866
11/13/2013	1/14/2016	EUR	$84,728.55	$61,500.00	SVBSP000867
3/21/2014	4/30/2016	USD	$64,468.30	$64,468.30	SVBSP000918
7/11/2013	10/30/2016	USD	$6,820.00	$6,820.00	SVBSP000840
5/30/2013	3/1/2017	USD	$124,500.00	$124,500.00	SVBSP000829

“Foreign Currency” is lawful money of a country other than the United States.
“Foreign Subsidiary” is any Subsidiary which is not a Domestic Subsidiary.
“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.
“FX Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.
“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
“Guarantor” is any Person providing a Guaranty in favor of Bank.
“Guaranty” is any guarantee of all or any part of the Obligations, as the same may from time to time be amended, restated, modified or otherwise supplemented.
“IFRS” are the International Financial Reporting Standards, a collection of guidelines and rules set by the International Accounting Standards Board (www.iasb.org) which are applicable to the circumstances as of the date of determination.
“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.
“Indemnified Person” is defined in Section 12.3.
“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.
“Intellectual Property” is, with respect to any Person, all of such Person’s right, title, and interest in and to the following:

(a)its Copyrights, Trademarks and Patents;
(b)any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;
(c)any and all source code;
(d)any and all design rights which may be available to such Person;

(e)any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and
(f)    all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.
“Interest Expense” is for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of each Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).
“Interest Payment Date” is, with respect to any LIBOR Advance, the last day of each Interest Period applicable to such LIBOR Advance(but in any event, no later than ninety (90) days from the beginning of any such Interest Period and each successive payment thereafter) and, with respect to Prime Rate Advances, the last day of each month (or, if that day of the month does not fall on a Business Day, then on the first Business Day following such date), and each date a Prime Rate Advance is converted into a LIBOR Advance to the extent of the amount converted to a LIBOR Advance.
“Interest Period” is, as to any LIBOR Advance, the period commencing on the date of such LIBOR Advance, or on the conversion/continuation date on which the LIBOR Advance is converted into or continued as a LIBOR Advance, and ending on the date that is one (1), two (2) or three (3) months thereafter, in each case as either Administrative Borrower or Singapore Borrower, as applicable, may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (a) no Interest Period with respect to any LIBOR Advance shall end later than the Revolving Line Maturity Date, (b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Advance, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (d) any Interest Period pertaining to a LIBOR Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (e) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.
“Interest Rate Determination Date” is each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Advance.
“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IRC” is the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder.
“Judgment Currency” is defined in Section 12.3(b).
“Letter of Credit” is a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.3.
“Letter of Credit Application” is defined in Section 2.3(b).
“Letter of Credit Reserve” is defined in Section 2.3(e).
“LIBOR” is, for any Interest Rate Determination Date with respect to an Interest Period for any Advance to be made, continued as or converted into a LIBOR Advance, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in Dollars are offered to Bank in the London interbank market (rounded upward, if necessary, to the nearest 0.0001%) in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Advance.
“LIBOR Advance” is an Advance that bears interest based at the LIBOR Rate.
“LIBOR Rate” is, for each Interest Period in respect of LIBOR Advances comprising part of the same Advances, an interest rate per annum (rounded upward, if necessary, to the nearest 0.0001%) equal to LIBOR for such Interest Period divided by one (1) minus the Reserve Requirement for such Interest Period.
“LIBOR Rate Margin” is, from time to time, the following percentages per annum, based upon the Borrowers’ Adjusted Quick Ratio based on Borrower’s consolidated financial statements as of the most recent fiscal quarter end, as set forth below:

Level	Borrowers’ Adjusted Quick Ratio	LIBOR Rate Margin
I	Greater than or equal to 1.10:1.00	2.75%
II	Less than 1.10:1.00	LIBOR Advances are not available at Level II
“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
“Loan Documents” are, collectively, this Agreement, the Perfection Certificates, the Control Agreements, any Letter of Credit, any Letter of Credit Application, the Singapore Debenture, any Bank Services Agreement, any note, or notes or guaranties executed by any Borrower or any Guarantor, and any other present or future agreement between any Borrower, any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.
“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of any Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.
“Material Subsidiary” is any Domestic Subsidiary, other than a US Foreign Subsidiary Holding Company, having at any time on a stand-alone basis (a) assets in excess of ten percent (10%) of Parent’s consolidated assets or (b) gross revenues in excess of ten percent (10%) of Parent’s consolidated gross revenues.
“Monthly Financial Statements” is defined in Section 6.2(g).
“Net Income” is, as calculated on a consolidated basis for Borrowers and their Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of each Borrower and its Subsidiaries for such period taken as a single accounting period.
“Notice of Borrowing” is a notice given by Borrower to Bank in accordance with Section 3.5(a), substantially in the form of Exhibit C, with appropriate insertions.
“Notice of Conversion/Continuation” is a notice given by Borrower to Bank in accordance with Section 3.6, substantially in the form of Exhibit D, with appropriate insertions.
“Obligations” are Borrowers’ obligations to pay when due any debts, principal, interest, fees, Bank Expenses, and other amounts Borrowers owe Bank now or later, whether under this Agreement, the other Loan Document, or otherwise, including, without limitation, the Singapore Obligations, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrowers assigned to Bank, and to perform Borrowers’ duties under the Loan Documents; provided, however, that the “Obligations” shall not include any Excluded Swap Obligations.
“Opco” is defined in the preamble.
“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation or, in relation to the Singapore Borrower, a director or company secretary on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws or memorandum and articles of association in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Optional Currency” is Pounds Sterling or Euros.
“Optional Currency Advance” is defined in Section 2.5(a).
“Overadvance” is defined in Section 2.4.
“Parent” is defined in the preamble.
“Patents” is all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.
“Perfection Certificate” is defined in Section 5.1.
“Permitted Distributions” are:

(a)purchases of capital stock from former employees, consultants and directors pursuant to repurchase agreements or other similar agreements in an aggregate amount not to exceed One Million Dollars

($1,000,000) in any fiscal year provided that at the time of such purchase no Event of Default has occurred and is continuing or would result therefrom;
(b)purchases of capital stock in cash in an aggregate amount not to exceed Five Million Dollars ($5,000,000);
(c)distributions or dividends consisting solely of any Borrower’s capital stock;
(d)purchases for value of any rights distributed in connection with any stockholder rights plan;
(e)purchases of capital stock or options to acquire such capital stock with the proceeds received from a substantially concurrent issuance of capital stock or convertible securities;
(f)purchases of capital stock pledged as collateral for loans to employees;
(g)purchases of capital stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;
(h)purchases of fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations;
(i)payments of cash in lieu of issuing fractional shares upon conversion or exercise of convertible securities;
(j)distributions from (i) any Borrower to any other Borrower and (ii) from any Subsidiary (not also a Borrower) of a Borrower to any Borrower or any other Subsidiary (not also a Borrower); and
(k)other distributions, dividends or purchases of any Borrower’s capital stock in cash, with Bank’s prior consent.
“Permitted Indebtedness” is:
(a)Borrowers’ Indebtedness to Bank under this Agreement and the other Loan Documents;
(b)Subordinated Debt;
(c)unsecured Indebtedness to trade creditors incurred in the ordinary course of business;
(d)[Reserved];
(e)guaranties of Permitted Indebtedness;
(f)Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
(g)Indebtedness under Swap Agreements or consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements entered into in the ordinary course of business and designated to protect Borrowers or their Subsidiaries against fluctuations in interest rates, currency exchange rates, or commodity prices;

(h)contingent obligations of Borrowers or any Subsidiary in respect of (i) any performance bond or surety bond issued in the ordinary course of business for the purpose of guaranteeing the performance of Borrowers and its Subsidiaries under tenders and contracts related to the sale of equipment and services to customers and (ii) any of the following type of bond issued in the ordinary course of business: (A) customs bond, (B) contractors license bond, (C) value added tax bond, (D) miscellaneous tax bond or (E) bond issued to support employee benefit plan;
(i)Indebtedness among the Borrowers and their Subsidiaries that is permitted in clause (d) of Permitted Investments;
(j)Indebtedness with respect to reimbursement obligations of Borrowers in connection with the Existing Letters of Credit issued on Borrowers’ behalf;
(k)earn-out obligations in connection with any Permitted Acquisition;
(l)capitalized leases and purchase money Indebtedness not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate in any fiscal year secured by Liens permitted under clause (c) of the definition of “Permitted Liens”;
(m)Indebtedness of entities acquired in any permitted merger or acquisition transaction;
(n)extensions, renewals and refinancings of Permitted Indebtedness, provided that the amount of such Indebtedness is not increased except by an amount equal to a reasonable premium or other reasonable amount paid in connection with such refinancing and by an amount equal to any existing, but unutilized, commitment thereunder; and
(o)other unsecured Indebtedness of any Borrower and its Subsidiaries not otherwise permitted in clauses (a) through (n); provided that the aggregate amount of such Indebtedness shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) at any time.
“Permitted Investments” are:
(a)Investments (including, without limitation, Subsidiaries) existing on the Effective Date;
(b)Investments consisting of cash and Cash Equivalents;
(c)Investments pursuant to the Aviat Investment Policy;
(d)Investments (i) by a Borrower in any other Borrower, (ii) by a Borrower in Subsidiaries that are not a Borrower not to exceed Five Million Dollars ($5,000,000) in the aggregate in any fiscal year and (iii) by a Subsidiary (not also a Borrower) in a Borrower or any other Subsidiary;
(e)Investments consisting of Collateral Accounts in the name of any Borrower or any Subsidiary so long as Bank has a first priority, perfected security interest in such Collateral Accounts to the extent required pursuant to Section 6.8;
(f)Investments consisting of extensions of credit to any Borrower’s or its Subsidiaries’ customers in the nature of accounts receivable, prepaid royalties or notes receivable in the ordinary course of business arising from the sale or lease of goods, provision of services or licensing activities of any Borrower;

(g)Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;
(h)Investments consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements entered into in the ordinary course of business and designated to protect a Person against fluctuations in interest rates, currency exchange rates, or commodity prices;
(i)Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees relating to the purchase of equity securities of any Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by such Borrower’s Board of in an aggregate amount outstanding at any time not to exceed One Million Five Hundred Thousand Dollars ($1,500,000);
(j)purchases or acquisitions by any Borrower or Subsidiary of (i) the capital stock in a Person that, upon the consummation thereof, will be a wholly-owned Subsidiary of such Borrower or Subsidiary (including as a result of a merger or consolidation) or (ii) all or substantially all of the assets of, or assets constituting one or more business units of, any Person (including the formation of any Subsidiary for the purposes of effectuating such purchase or acquisition and the capitalization of such Subsidiary whether by capital contribution or intercompany loans) (each, a “Permitted Acquisition”), provided that with respect to each such purchase or acquisition:
(i)the newly-created or acquired Subsidiary (or assets acquired) shall be (x) in the same or a related line of business as that conducted by the Borrower on the date hereof, or (y) in a business that is ancillary to and in furtherance of the line of business as that conducted by the Borrowers or their Subsidiaries on the date hereof;
(ii)all transactions related to such purchase or acquisition shall be consummated in all material respects in accordance with applicable law;
(iii)at the time of and after giving effect to any such purchase or acquisition, no Event of Default shall have occurred and be continuing; and
(iv)the total cash consideration for all such purchases or acquisitions shall not exceed Five Million Dollars ($5,000,000) in the aggregate in any fiscal year.
(k)Investments permitted by Section 7.3; and
(l)other Investments not exceeding Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate in any fiscal year of the Borrowers.
“Permitted Liens” are:
(a)(i) Liens securing Indebtedness under clause (h) of the definition of “Permitted Indebtedness” hereunder, and (ii) Liens arising under this Agreement and the other Loan Documents;
(b)Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrowers maintain adequate reserves on their Books, provided that no notice of any such Lien has been filed or recorded under the IRC;

(c)Liens (including with respect to capital leases) (i) on property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) acquired or held by any Borrower or its Subsidiaries incurred for financing such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) other than Accounts and Inventory, or (ii) existing on property (and accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) when acquired other than Accounts and Inventory, if the Lien is confined to such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof);
(d)Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness it secures may not increase;
(e)Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed One Million Dollars ($1,000,000) and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
(f)Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);
(g)leases or subleases of real property granted in the ordinary course of Borrowers’ business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrowers’ business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;
(h)non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business;
(i)Liens in favor of custom and revenue authorities arising as a matter of law to secure the payment of custom duties in connection with the importation of goods;
(j)[Reserved];
(k)Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;
(l)Liens in favor of financial institutions arising in connection with deposit or securities accounts held at such institutions to secure standard fees and expenses associated with the maintenance of such accounts; and
deposits to secure the performance of bids, trade contracts (other than for borrowed money), contracts for the purchase of property, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business and not representing an obligation for borrowed money.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
“Pound Sterling” and the sign “£” are the lawful currency for the time being of the United Kingdom.
“Prime Rate” is the rate of interest per annum from time to time published in the money rates section of The Wall Street Journal or any successor publication thereto as the “prime rate” then in effect; provided that if such rate of interest, as set forth from time to time in the money rates section of The Wall Street Journal, becomes unavailable for any reason as determined by Bank, the “Prime Rate” shall be the rate of interest per annum announced by Bank as its prime rate in effect at its principal office in the State of California (such Bank announced Prime Rate not being intended to be the lowest rate of interest charged by Bank in connection with extensions of credit to debtors).
“Prime Rate Advance” is an Advance that bears interest based at the Prime Rate.
“Prime Rate Margin” is, from time to time, the following percentages per annum, based upon the Borrowers’ Adjusted Quick Ratio based on Borrower’s consolidated financial statements as of the most recent fiscal quarter end, as set forth below:

Level	Borrowers’ Adjusted Quick Ratio	Prime Rate Margin
I	Greater than or equal to 1.10:1.00	0.50%
II	Less than 1.10:1.00	1.5%
“Quick Assets” is, on any date, Borrowers’ consolidated, unrestricted cash and Cash Equivalents, net billed accounts receivable and investments with Bank with maturities of fewer than twelve (12) months determined according to GAAP.
“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.
“Regulatory Change” is, with respect to Bank, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Bank, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.
“Reportable Event” is any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.
“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reserve Requirement” is, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such

Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Advances.
“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer, Controller, Treasurer and Assistant Treasurer of any Borrower.
“Restricted License” is any material license or other agreement with respect to which a Borrower is the licensee (a) that prohibits or otherwise restricts a Borrower from granting a security interest in such Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral.
“Revolving Line” is an aggregate principal amount equal to Forty Million Dollars ($40,000,000).
“Revolving Line Maturity Date” is September 26, 2016.
“Revolving Line Utilization” is, at any time, the sum of (a) the outstanding principal amount of any Advances plus (b) the Dollar Equivalent face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) and any Letter of Credit Reserve.
“SEC” is the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.
“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.
“Singapore Advances” is defined in Section 2.2(a).
“Singapore Borrower” is defined in the preamble.
“Singapore Collateral” is any and all properties, rights and assets of Singapore Borrower described on Exhibit A.
“Singapore Companies Act” is the Singapore Companies Act (Chapter 50).
“Singapore Debenture” is that certain debenture dated November 29, 2010, by and between Singapore Borrower and Bank.
“Singapore Obligations” are Singapore Borrower’s obligations to pay when due any principal and interest arising out of Singapore Utilization, Bank Expenses and other amounts Singapore Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), and under Bank Services Agreements, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Singapore Borrower assigned to Bank, and to perform any Singapore Borrower’s duties under the Loan Documents.
“Singapore Sublimit” is Thirty Million Dollars ($30,000,000).

“Singapore Utilization” is the sum of (i) the outstanding principal amount of any Singapore Advances, plus (ii) the Dollar Equivalent face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) and any Letter of Credit Reserve issued for Singapore Borrower’s account.
“Streamline Period” is any period of time, on and after the Effective Date, where Borrower has maintained a Adjusted Quick Ratio greater than 1.10 to 1.00 at all times during the prior calendar month and provided further that upon the occurrence of an Event of Default any Streamline Period then in effect shall immediately terminate and Borrower shall be required to maintain the foregoing financial ratio for two (2) consecutive months thereafter before a new Streamline Period begins.
“Subordinated Debt” is indebtedness incurred by any Borrower subordinated to all of such Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.
“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of any Borrower or Guarantor.
“Swap Agreement” is any agreement with respect to any swap, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower and its Subsidiaries shall be deemed to be a “Swap Agreement.”
“Specified Swap Obligation” is, with respect to any Borrower or Guarantor, any obligation to pay or perform under any Swap Agreement.
“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrowers’ consolidated balance sheet, including all Indebtedness, but excluding all Subordinated Debt.
“Trademarks” are any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.
“Transaction Report” is that certain report of transactions and schedule of collections in the form attached hereto as Exhibit G.
“Transfer” is defined in Section 7.1.
“Unused Revolving Line Facility Fee” is defined in Section 2.7(c).
“US Advances” is defined in Section 2.2(a).
“US Borrowers” is defined in the preamble.

“US Collateral” is any and all properties, rights and assets of US Borrowers described on Exhibit A.
“US Foreign Subsidiary Holding Company” is (a) any Domestic Subsidiary, substantially all the assets of which (including the assets of any entity that is disregarded as an entity separate from such Subsidiary for U.S. federal income tax purposes) consist of capital stock of one or more Foreign Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the IRC and with respect to which any US Borrower or such Domestic Subsidiary is a “United States shareholder,” within the meaning of Section 951(b) of the IRC and (b) any such disregarded entity described in clause (a) if substantially all of the assets of such disregarded entity consist of capital stock of one or more Foreign Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the IRC and with respect to which any US Borrower or such Domestic Subsidiary that is the sole owner of such disregarded entity is a “United States shareholder,” within the meaning of Section 951(b) of the IRC.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.
BORROWERS:
AVIAT NETWORKS, INC.

By    /s/ Edward Hayes
Name: Edward J. Hayes
Title: CFO

AVIAT U.S., INC.

By    /s/ Edward Hayes
Name: Edward Hayes
Title: CFO

AVIAT NETWORKS (S) PTE. LTD.

By    /s/ Kevin Holwel
Name: Kevin Holwell
Title: Director

BANK:
SILICON VALLEY BANK

By    /s/ Alina Zinchik
Name: Alina Zinchik
Title: Vice President

EXHIBIT A

COLLATERAL

The US Collateral consists of all of US Borrowers’ right title and interest in and to the following personal property and the Singapore Collateral consists of all of Singapore Borrower’s right, title and interest in and to the following personal property, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof:
All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and
All Borrowers’ Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.
Notwithstanding the foregoing, (a) the US Collateral does not include any of the following, whether now owned or hereafter acquired by any US Borrower: (i) any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefore, whether registered or not, and the goodwill of the business of US Borrowers connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, source code, design rights and any claims for damage by way of any past, present, or future infringement of any of the foregoing; provided, however, the US Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing; (ii) more than 65% of the total outstanding voting capital stock of any US Foreign Subsidiary Holding Company or Foreign Subsidiary held directly by such US Borrower (or by a Subsidiary other than a US Foreign Subsidiary Holding Company, that is treated as a disregarded entity of such US Borrower), (b) the Singapore Collateral does not include any of the following, whether now owned or hereafter acquired by Singapore Borrower: any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefore, whether registered or not, and the goodwill of the business of Singapore Borrower connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, source code, design rights and any claims for damage by way of any past, present, or future infringement of any of the foregoing; provided, however, the Singapore Collateral shall include all Accounts, license and royalty fees and other revenues, proceeds, or income arising out of or relating to any of the foregoing and (c) the US Collateral and Singapore Collateral do not include (i) any property to the extent that such grant of a security interest or Lien is prohibited by any Requirement of Law of a Governmental Authority or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document, including any capital lease, evidencing, governing or giving rise to such property, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is ineffective under Section 9-406, 9-407, 9-408 or 9-409 of the Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including Title 11 of the United States Bankruptcy Code) or principles of equity; provided, however, that such security interest or Lien shall attach immediately at such time as such Requirement of Law is not effective or applicable, or such prohibition, breach, default or termination is no longer applicable or is waived, and to the extent severable, shall attach immediately to any portion of the Collateral that does not result in such consequences.
Pursuant to the terms of a certain negative pledge arrangement with Bank, Borrowers have agreed, subject to certain exceptions, not to encumber any of their copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefore, whether registered or not, and the goodwill of the business of Borrowers connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, source code, design rights and any claims for damage by way of any past, present, or future infringement of any of the foregoing, without Bank’s prior written consent.

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

TO:    SILICON VALLEY BANK                        Date:
FROM: AVIAT NETWORKS, INC.

The undersigned authorized officer of Aviat Networks, Inc. (“Administrative Borrower”) certifies that under the terms and conditions of the Second Amended and Restated Loan and Security Agreement dated as of March 28, 2014 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and among Administrative Borrower, Aviat U.S., Inc. (“Opco”), Aviat Networks (S) Pte. Ltd. (“Singapore Borrower” and together with the Administrative Borrower and Opco, each a “Borrower” and collectively, “Borrowers”) and Silicon Valley Bank (“Bank”):
(1) Each Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below; (2) there are no Events of Default in existence; (3) all representations and warranties in the Loan Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; (4) each Borrower, and each of its Subsidiaries, has timely filed all material tax returns and reports that are required to be filed, and each Borrower has timely paid all material foreign, federal, state and local taxes, assessments, deposits and contributions owed by each Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Loan Agreement; (5) (a)there are no collective bargaining agreements covering the employees of any Borrower or any of their domestic Subsidiaries, (b) there is not pending, nor (to the knowledge of any Borrower) is there threatened, any strike, walkout, slowdown or work stoppage, or any unfair labor practice complaint or grievance or arbitration proceeding arising out of or under any collective bargaining agreement covering the employees of any Borrower or any of their Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, and (c) the hours worked and payments made to employees of Borrowers and their domestic Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (6) Borrowers are in compliance with Sections 6.1(b) and 6.8 and of the Loan Agreement.

Attached are the required documents supporting the certification. The undersigned certifies that the attached financial statements are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes and except, in the case of unaudited financial statements, for the absence of footnotes and subject to year-end adjustments. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Loan Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Loan Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Transaction Report (in connection with Advance)	With each request for an Advance	Yes No
Monthly Transaction Report	Within 30 days of month end when Streamline Period is in effect for 6 months after the Effective Date and each month thereafter, within 20 days of month end when Streamline Period is in effect	Yes No
Weekly Transaction Report	No later than Friday each week when Streamline Period is not in effect	Yes No
Cash holdings report	Within 30 days of month end	Yes No
Quarterly financial statements with Compliance Certificate	Within 5 days of filing with the SEC, but no later than 45 days after fiscal quarter end	Yes No
Monthly financial statements with Compliance Certificate	Within 30 days of month end	Yes No
Monthly Borrowing Base Reports	Within 30 days of month end when Streamline Period is in effect	Yes No
Weekly Borrowing Base Reports	No later than Friday each week when Streamline Period is not in effect	Yes No
Annual financial statement (CPA Audited) + Compliance Certificate	Within 5 days of filings with the SEC but no later than 90 days after FYE	Yes No
10‑Q, 10‑K and 8-K	Within 5 days after filing with SEC	Yes No
Annual operating budgets for upcoming fiscal year and board approval of such annual operating budgets	Within 45 days prior to the FYE but evidence of board approval to be delivered by September 15 of such fiscal year	Yes No
Report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, $1,000,000 or more
	Promptly	Yes No

Financial Covenant	Required		Actual	Complies
Adjusted Quick Ratio	1.05:1.00		____:1.00	Yes No
Maintain on a Quarterly Basis:
Minimum EBITDA	Fiscal Quarter End	Minimum EBITDA		Yes No
	March 28, 2014	($17,000,000)
	June 27, 2014*	($27,000,000)
	September 26, 2014*	($12,000,000)
	December 26, 2014*	($8,000,000)
	March 27, 2015*	($3,000,000)
	June 26, 2015*	$1.00
	September 25, 2015 and thereafter*	TBD
*measured on a trailing two fiscal quarter basis

The following financial covenant analys[is][es] and information set forth in Schedule 1 attached hereto are true and accurate as of the date this Certificate is delivered to Bank as set forth in the first line of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

ADMINISTRATIVE BORROWER: AVIAT NETWORKS, INC. By: ______________________________ Name: ________________________ Title: ________________________
BANK USE ONLY

Received by: _________________________
AUTHORIZED SIGNER
Date: _______________________________

Verified: ____________________________
AUTHORIZED SIGNER
Date: _______________________________

Compliance Status: Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:    ____________________

I.    Adjusted Quick Ratio (Section 6.9(a))

Required:    1.05:1.00

Actual:

A.1.	Unrestricted cash and Cash Equivalents of Borrowers, net billed accounts receivable and investments with Bank with maturities of fewer than 12 months determined according to GAAP	$_______
B.1.	All obligation and liabilities of Borrowers to Bank	$_______
B.2.	Aggregate amount of Borrowers’ Total Liabilities maturing within 1 year (without duplication)	$_______
B.3.	Current Liabilities (B.1. plus B.2.)	$_______
C.1.	Deferred Revenue	$_______
D.1.	Consolidated Funded Indebtedness (without duplication)	$_______
E.1.	Current Liabilities (less Deferred Revenue) plus, without duplication, Consolidated Funded Indebtedness (B.3. minus C.1. plus D.1)	$_______
F.	Adjusted Quick Ratio (ratio of A.1. to E.1)	1.___:1.00
Is line F at least 1.05?

_______      No, not in compliance                _______      Yes, in compliance

II.    EBITDA (Section 6.9(b))
Required:

Fiscal Quarter End	Minimum EBITDA
March 28, 2014	($17,000,000)
June 27, 2014*	($27,000,000)
September 26, 2014*	($12,000,000)
December 26, 2014*	($8,000,000)
March 27, 2015*	($3,000,000)
June 26, 2015*	$1.00
September 25, 2015 and thereafter*	TBD
*measured on a trailing two fiscal quarter basis
Actual:

A.	Consolidated Net Income	$______________
To the extent deducted in the calculation of Net Income (Line A):
	(i) Consolidated Interest Charges	$______________
	(ii) Income tax expense	$______________
	(iii) Depreciation and amortization expense	$______________
	(iv) Restructuring charges incurred in connection with impairment of real estate (to the extent agreed to by Bank in writing)	$______________
	(v) Non-cash stock-based compensation expense	$______________
	(vi) Non-cash charges for customer inventory due to downward revaluation	$______________
	(vii) Non-cash charges related to discontinued operations occurring prior to the Effective Date	$______________
	(viii) Other non-recurring non-cash expenses	$______________
B.	Sum of (i) through (viii)	$______________
To the extent included in calculating Consolidated Net Income (Line A):
	(i) Income tax credits	$______________
	(ii) Other non-cash items increasing Consolidated Net Income	$______________
C.	Sum of Line (i) through (ii)	$______________
D.	EBITDA (A. plus B. minus C.)	$______________

Is Line D at least the amount required (see chart above)? _____ No, not in compliance    _____ Yes, in compliance

EXHIBIT C

FORM OF NOTICE OF BORROWING

AVIAT NETWORKS, INC.
AVIAT NETWORKS (S) PTE. LTD.

Date: ______________

To:	Silicon Valley Bank
555 Mission Street, Suite 900
San Francisco, CA 94104
Attention: Alina Zinchik

Re:
Second Amended and Restated Loan and Security Agreement dated as of March 28, 2014 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and among AVIAT NETWORKS, INC. (the “Administrative Borrower”), AVIAT U.S., INC. (“Opco”), AVIAT NETWORKS (S) PTE. LTD. (“Singapore Borrower” and together with the Administrative Borrower and Opco, each a “Borrower” and collectively, “Borrowers”) and SILICON VALLEY BANK (“Bank”).

Ladies and Gentlemen:
The undersigned refers to the Loan Agreement, the terms defined therein and used herein as so defined, and hereby gives you notice irrevocably, pursuant to Section 3.5 of the Loan Agreement, of its request for an Advance.
1.The Funding Date, which shall be a Business Day, of the requested Advance is _______________.
2.The aggregate amount of the requested Advance is $_____________.
3.The requested Advance shall consist of $___________ of Prime Rate Advance and $______ of LIBOR Advance.
4.The duration of the Interest Period for the LIBOR Advance included in the requested Advance shall be ______ months.
5.The requested Advance is:
☐ a US Advance to AVIAT NETWORKS, INC.
☐ a Singapore Advance to AVIAT NETWORKS (S) PTE. LTD.
6.The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Advance before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:
(a)no Default or Event of Default has occurred and is continuing, or would result from such proposed Advance; and
(b)the requested Advance will not cause the Revolving Line Utilization to exceed the Availability Amount and will not cause the Singapore Utilization to exceed the lesser of (i) the Availability Amount, or (ii) the Singapore Sublimit.

[remainder of page intentionally blank]

ADMINISTRATIVE BORROWER:

AVIAT NETWORKS, INC.

By:    __________________________________
Name:    ___________________________
Title:    ___________________________

SINGAPORE BORROWER:

AVIAT NETWORKS (S) PTE. LTD.

By:    __________________________________
Name:    ___________________________
Title:    ___________________________

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
____%

EXHIBIT D

FORM OF NOTICE OF CONVERSION/CONTINUATION

AVIAT NETWORKS, INC.
AVIAT NETWORKS (S) PTE. LTD.

Date:

To:	Silicon Valley Bank
555 Mission Street, Suite 900
San Francisco, CA 94104
Attention: Alina Zinchik

Re:
Second Amended and Restated Loan and Security Agreement dated as of March 28, 2014 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and among AVIAT NETWORKS, INC. (the “Administrative Borrower”), AVIAT U.S., INC. (“Opco”), AVIAT NETWORKS (S) PTE. LTD. (“Singapore Borrower” and together with the Administrative Borrower and Opco, each a “Borrower” and collectively, “Borrowers”) and SILICON VALLEY BANK (“Bank”).

Ladies and Gentlemen:
The undersigned refer to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby give you notice irrevocably, pursuant to Section 3.6 of the Loan Agreement, of the [conversion] [continuation] of the Advances specified herein, that:
1.The date of the [conversion] [continuation] is                                            , 20___.
2.The aggregate amount of the proposed Advances to be [converted] is $                             or [continued] is $                                  .
3.The Advances are to be [converted into] [continued as] [LIBOR] [Prime Rate] Advances.
4.The duration of the Interest Period for the LIBOR Advances included in the [conversion] [continuation] shall be            months.
5.The Advances to be [converted] [continued] are:
☐ US Advances
☐ Singapore Advances
6.The undersigned, on behalf of each Borrower, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [conversion] [continuation], before and after giving effect thereto and to the application of the proceeds therefrom:
(a)no Default or Event of Default shall have occurred as of or on such date or after giving effect to the [conversion] [continuation] requested to be made on such date.
[signature page follows]
ADMINISTRATIVE BORROWER:

AVIAT NETWORKS, INC.

By:    __________________________________
Name:    ___________________________
Title:    ___________________________

SINGAPORE BORROWER:

AVIAT NETWORKS (S) PTE. LTD.

By:    __________________________________
Name:    ___________________________
Title:    ___________________________

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
____%

EXHIBIT E

FORM OF CORPORATE BORROWING CERTIFICATE

Date: ________
Borrowers:    Aviat Networks, Inc. (“Parent”) and Aviat U.S., Inc. (“Opco”)
Bank:        Silicon Valley Bank

I hereby certify as follows, as of the date set forth above:

1.	I am the Secretary, Assistant Secretary or other officer of each of Parent and Opco. My title is as set forth below.

2.	Each of Parent’s and Opco’s exact legal name is set forth above. Parent and Opco each are corporations existing under the laws of the State of Delaware.

3.
Attached hereto as Exhibits A-1 and A-2 are true, correct and complete copies of the Certificate of Incorporation (including amendments) of each of Parent and Opco, as filed with the Secretary of State of the state in which each of Parent and Opco is incorporated as set forth in paragraph 2 above. Each Certificate of Incorporation has not been amended, annulled, rescinded, revoked or supplemented, and remain in full force and effect as of the date hereof.

4.
Attached hereto as Exhibits B-1 and B-2 are true, correct and complete copies of the by-laws (including amendments) of each of Parent and Opco. Each set of by-laws has not been amended, annulled, rescinded, revoked or supplemented, and remain in full force and effect as of the date hereof.

5.
The resolutions attached hereto as Exhibits C-1 and C-2 were duly and validly adopted by the Board of Directors of each of Parent and Opco each at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Bank may rely on them until Bank receives written notice of revocation from Borrower.

6.
Attached hereto as Exhibits D-1 and D-2 are copies of a certificate of status of each of Parent and Opco, each dated within 30 days of the Effective Date, issued by the Secretary of State of the state of Delaware which indicates that each of Parent and Opco are in good standing in such jurisdiction.

7.
As of the date hereof, each of the following officers or employees of Parent, whose names, titles and signatures are below, may act on behalf of Parent and any one of the persons designated below with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Parent:

Name	Title	Signature	Authorized to Add or Remove Signatories
Michael Pangia	President and CEO	_____________________	□
Edward J. Hayes, Jr.	Senior Vice President and Chief Financial Officer	_____________________	□
Kevin Holwell	Vice President, Finance	_____________________	□

8.
As of the date hereof, each of the following officers or employees of Opco, whose names, titles and signatures are below, may act on behalf of Opco and any one of the persons designated below with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Opco:

Name	Title	Signature	Authorized to Add or Remove Signatories
Michael Pangia	President and CEO	__________________________	□
Edward J. Hayes, Jr.	Senior Vice President and Chief Financial Officer	__________________________	□
Kevin Holwell	Vice President, Finance	__________________________	□

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first written above.

By:     _____________________________
Name:     _____________________________
Title:     _____________________________

*** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 7 or 8 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Parent and Opco.

I______________________, the __________________________ of each of Parent and Opco, hereby in the name and on behalf of each of Parent and Opco, that __________________________ is the duly elected (or appointed) and qualified [Secretary/Assistant Secretary] of each of Parent and Opco and that the signature appearing above is [his/her] genuine signature.

By:     _____________________________
Name:     _____________________________
Title:     _____________________________

EXHIBIT F

FORM OF CORPORATE BORROWING CERTIFICATE
FOR SINGAPORE BORROWER

Date:     _________
Borrowers:    Aviat Networks (S) Pte. Ltd. (“Singapore Borrower”)
Bank:        Silicon Valley Bank

I hereby certify as follows, as of the date set forth above:

1.	I am a Director, or other officer of Singapore Borrower and am authorized by Singapore Borrower to deliver this certificate. My title is as set forth below.

2.	Singapore Borrower’s exact legal name is set forth above. Singapore Borrower is a private company limited by shares incorporated under the laws of the Republic of Singapore.

3.
Attached in Exhibit A hereto are true, correct and complete copies of Singapore Borrower’s Certificate of Incorporation and Memorandum and Articles of Association (including amendments), as filed with the Accounting and Corporate Regulatory Authority in Singapore. Such Certificate of Incorporation and Memorandum and Articles of Association have not been amended, annulled, rescinded, revoked or supplemented, and remain in full force and effect as of the date hereof.

4.
Attached in Exhibit B hereto is a true, correct and complete copy of the resolutions duly adopted by the board of directors of Singapore Borrower authorizing the execution, delivery and performance of the Loan Documents (and any agreement relating thereto) to which it is a party. Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Bank may rely on them until Bank receives written notice of revocation from Singapore Borrower.

5.
The following persons are now duly elected and qualified Directors of Singapore Borrower holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such Directors. Each of such Directors is duly authorized to execute and deliver on behalf of Singapore Borrower each Loan Document to which it is a party and any certificate or other document to be delivered by the Borrower pursuant to such Loan Document:

Name	Title	Signature
John Joseph Madigan	Director	________________________
Heinz Helmut Stumpe	Director	________________________
Kevin Daniel Holwell	Director	________________________
Raj Kumar	Director	________________________

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first written above.

By:     _____________________________
Name:     _____________________________
Title:     _____________________________

*** If the Director or other certifying officer executing above is designated by the resolutions set forth in paragraph 5 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or Director of Singapore Borrower.

I______________________, the __________________________ of Singapore Borrower, hereby in the name and on behalf of Singapore Borrower, that __________________________ is the duly elected (or appointed) and qualified [Secretary/Assistant Secretary] of Singapore Borrower and that the signature appearing above is [his/her] genuine signature.

By:     _____________________________
Name:     _____________________________
Title:     _____________________________

EXHIBIT G
Transaction Report
[EXCEL spreadsheet to be provided separately from lending officer.]

EXHIBIT H

Form of BORROWING BASE certificatE

Borrower: Aviat Networks, Inc., Aviat US., Inc. and Aviat Networks (S) Pte. Ltd.
Lender:    Silicon Valley Bank
Commitment Amount:    $40,000,000

ELIGIBLE ACCOUNTS
1. US Borrowers’ Eligible Accounts______________	$_______________
2. Singapore Borrower’s Eligible Accounts________	$_______________
3. Additions (please explain on reverse)	$_______________
4. TOTAL ELIGIBLE ACCOUNTS	$_______________

5. Domestic unbilled accounts (up to a maximum of $7,000,000 when Streamline Period is in effect, or a maximum of $3,500,000 when Streamline Period is not in effect)	$_______________
6. ELIGIBLE AMOUNT OF ACCOUNTS (65% of #4 plus 50% of #5)	$_______________

BALANCES
7. Maximum Revolving Line Amount	$40,000,000
8. Outstanding principal balance of all Advances	$_______________
9. Outstanding Existing Letters of Credit and Letters of Credit (including drawn but unreimbursed Letters of Credit, but excluding any expired Letters of Credit)	$_______________
10. Letter of Credit Reserve	$_______________
11. AVAILABILITY AMOUNT (#7 minus (#8 and #9) plus #10)	$_______________

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the First Amended and Restated Loan and Security Agreement between the undersigned and Silicon Valley Bank.

COMMENTS: By: ___________________________ Authorized Signer Date: _________________________
BANK USE ONLY
Received by: _______________________
AUTHORIZED SIGNER
Date: ____________________________
Verified: ___________________________
AUTHORIZED SIGNER
Date: _____________________________
Compliance Status: Yes No